Exhibit 10.1

Certain information in this document has been omitted pursuant to Regulation S-K, Item (601)(b)(2) because it is both (i) not material, and (ii) of the type that the Company customarily and actually treats as private and confidential. The omissions have been indicated by (“[***]”).

Execution version

USD 60,000,000

BRIDGE LOAN FACILITY AGREEMENT

dated August 8, 2025

for

KABANGA NICKEL LIMITED

arranged by

TAURUS MINING FINANCE FUND NO. 2, L.P.

with

TAURUS MINING FINANCE FUND NO. 2, L.P.

acting as Agent

Fasken Martineau LLP 6th Floor, 100 Liverpool Street, London EC2M 2AT Telephone: +44 20 7917 8500

CONTENTS

Clause		Page

1.	Definitions and Interpretation	- 1 -
2.	The Facility	- 25 -
3.	Purpose	- 26 -
4.	Conditions of Utilisation	- 27 -
5.	Utilisation	- 28 -
6.	Repayment	- 30 -
7.	Prepayment and Cancellation	- 31 -
8.	Interest	- 36 -
9.	Interest Periods	- 36 -
10.	Fees	- 37 -
11.	Tax Gross-Up and Indemnities	- 38 -
12.	Increased Costs	- 42 -
13.	Other Indemnities	- 43 -
14.	Mitigation by the Lenders	- 46 -
15.	Costs and Expenses	- 46 -
16.	Guarantee and indemnity	- 48 -
17.	Representations	- 55 -
18.	Information Undertakings	- 67 -
19.	Financial Covenants	- 74 -
20.	General Undertakings	- 76 -
21.	Events of Default	- 94 -
22.	Changes to the Lenders	- 103 -
23.	Changes to the Obligors	- 108 -
24.	Role of the Agent and the Arranger	- 109 -
25.	Conduct of business by the Finance Parties	- 124 -
26.	Sharing among the Finance Parties	- 124 -
27.	Payment Mechanics	- 126 -
28.	Set-Off	- 129 -
29.	Notices	- 129 -
30.	Calculations and Certificates	- 132 -
31.	Partial Invalidity	- 132 -
32.	Remedies and Waivers	- 132 -
33.	Amendments and Waivers	- 133 -
34.	Confidential Information	- 134 -
35.	Bail-In	- 138 -
36.	Counterparts	- 140 -
37.	Governing Law	- 141 -
38.	Enforcement	- 141 -
Schedule 1 The Original Parties		- 142 -
Part I The Obligors		- 142 -
Part II The Original Lenders		- 143 -
Schedule 2 Conditions Precedent
Schedule 3 Utilisation Request
Schedule 4 Form of Transfer Certificate
Schedule 5 Form of Assignment Agreement
Schedule 6 Form of Compliance Certificate
Schedule 7 Group Structure Chart
Schedule 8 Disclosure Schedule
Schedule 9 Permitted Minority Investor List

i

THIS AGREEMENT is dated August 8, 2025 and made between:

(1)	Kabanga Nickel Limited, a company duly incorporated and existing under the laws of England and Wales with registration number 11815983 and registered office at 22 Chancery Lane, London, United Kingdom, WC2A 1LS, as borrower (the “Borrower”);

(2)	Lifezone Metals Limited, a company duly incorporated and existing under the laws of the Isle of Man with registration number 020550V and registered office at 2nd Floor, St Georges Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man, (the “Parent”);

(3)	THE PARENT AND EACH OF THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 as guarantors (the “Guarantors”);

(4)	Taurus Mining Finance Fund No. 2, L.P. as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”); and

(6)	Taurus Mining Finance Fund No. 2, L.P., as agent of the other Finance Parties and as security trustee for the other Secured Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Accounting Principles” means:

(a)	in respect of the Parent, IFRS;

(b)	in respect of the Borrower, IFRS; and

(c)	in respect of each other Obligor, generally accepted accounting principles in the jurisdiction under whose laws that Obligor is incorporated.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Corruption Law” means:

(a)	the OECD Convention of 17 December 1997 with respect to measures against corruption of foreign public officials and any OECD Guidelines or Action Statements with respect to that OECD Convention; and

(b)	any other law, regulation or rule, and the principles set out in them, relating to anti-bribery, kick-backs, anti-corruption, anti-money laundering or similar business practices to which any member of the Group or any Finance Party is bound to comply or ensure or procure compliance with, including the UK Bribery Act 2010, United States Foreign Corrupt Practices Act of 1977 any other similar law or regulation in force in any jurisdiction to the extent that the relevant member of the Group is required to comply with that law or regulation.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, certificate, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling twelve (12) Months after the Financial Close Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Case Model” means:

(a)	the Initial Base Case Model; and

(b)	each subsequent financial model for the Borrower and the Project as updated and maintained in accordance with Clause 18.4 (Base Case Model and Life of Mine Plan).

“Borrower Holdco” means Lifezone Limited, a company continued and existing under the laws of the Isle of Man with registration number 019369V and registered office at 2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man.

“Borrower Holdco Loan” means the non-interest bearing loan in the principal amount of up to [***] made available by the Borrower Holdco as lender to the Borrower pursuant to the intra-group loan agreement dated 15 March 2024.

“Borrower On-loan” means the loan in the principal amount of up to [***] (as at the date of this Agreement) made available by the Borrower as lender to Tembo Nickel Corporation pursuant to the intra-group loan agreement dated 14 January 2022, as amended and restated on 22 May 2025 and amended from time to time in accordance with Clause 20.6 (Loans or credit) or otherwise.

“Business Combination Agreement” means the business combination agreement dated 13 December 2022 between, among others, the Parent, Lifezone Holdings, GoGreen Investment Corporation, GoGreen Sponsor 1 LP and Aqua Merger Sub.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Isle of Man, Dar Es Salaam, Sydney and, in relation to any date for payment or purchase of an amount under the Facility, Singapore.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Construction Contract (Box Cut Works)” means the contract entered, or to be entered, between the Borrower or Tembo Nickel Corporation and a contractor in respect of the Project, in form and substance acceptable to the Agent (acting reasonably), as further referred to in lines 81 to 83 of tab “Jul-25 Use of Funds” of the Initial Sources and Uses of Funds.

“Construction Contract (EPCM)” means the contract entered, or to be entered, into between the Borrower or Tembo Nickel Corporation and a contractor in respect of the Project, in form and substance acceptable to the Agent (acting reasonably), as further referred to in line 72 of tab “Jul-25 Use of Funds” of the Initial Sources and Uses of Funds.

“Corrective Action Plan” means a plan to correct and remedy all material damage and adverse consequences caused by any failure by any Obligor or the Project to comply with any applicable Environmental and Social Standards.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it).

“Effectiveness Deadline” means, (i) with respect to the resale registration statement for the Warrant Shares (Signing Date), fifteen (15) calendar days after the date the SEC notifies the Parent of “no review” of the registration statement (or, in the event of a “full review” by the SEC, ninety (90) days following the date the SEC notifies the Parent of a “full review”), and (ii) with respect to the resale registration statement for the Warrant Shares (Extension Date), fifteen (15) calendar days after the date the SEC notifies the Parent of “no review” of the registration statement (or, in the event of a “full review” by the SEC, ninety (90) days following the date the SEC notifies the Parent of a “full review”).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental and Social Standards” means, together:

(a)	the Environmental Laws and Social Laws applicable to the Group and the Project;

(b)	the Equator Principles applicable to the Project; and

(c)	the IFC Performance Standards applicable to the Project.

“Environmental Contaminant” means any substance (including any waste) which, alone or in combination with any other, is capable of causing harm to the Environment.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace;

(c)	the conditions of the local communities on the site of the Project; or

(d)	the generation, handling, storage, use, release or spillage of any Environmental Contaminant,

and, where the application any other applicable law or the Equator Principles would impose a greater obligation or standard than any applicable Environmental Law, that applicable law or the Equator Principles will be taken to be an Environmental Law for the purposes of this definition.

“Environmental or Social Claim” means any claim arising under or any filed notice or formal investigation in respect of, any Environmental Law or Social Law made against any member of the Group or the Project by any person (including local communities related to the Project) for loss, clean up or remediation or conducted by the regulatory authority responsible for the administration or enforcement of any Environmental Law or Social Law.

“Environmental or Social Incidents” means:

(a)	the release of any hazardous substance on or within the Project area, or any unanticipated incident, accident or circumstance in connection with the Project, which has resulted in or is likely to result in significant, severe or irreversible damage to or impact on the Environment, or damage, impact or harm to the lives, livelihood, quality of life, health, safety, security or property of any person; or

(b)	an incident or accident relating to the Project which has had the following direct or indirect impact in any of the categories specified:

(i)	on health: death, major disability or serious health damage;

(ii)	on society: destruction of a site or object of cultural or religious significance, permanent, serious damage or destruction of community (including local community) assets or infrastructure, or any significant and sustained community (including local community) or worker-related grievance, protest, action or challenge to the Project; or

(iii)	material damage to the Environment (including the release of an Environmental Contaminant).

“Environmental or Social Matters” means the environmental and/or social aspects identified in a Monthly Project Report which, individually or collectively, describe how the Project does not, as at the date of that Monthly Project Report, comply in full with the Equator Principles and the IFC Performance Standards applicable to the Project.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the Project.

“Equator Principles” means those principles entitled ‘A financial industry benchmark for determining, assessing and managing social and environmental risk in Projects’, dated June 2013 and which are available at www.equator-principles.com, as amended on 1 October 2020 by the update entitled ‘EP4’, and as further amended, modified or supplemented from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder.

“Existing Warrant Agreement” means the warrant agreement dated 20 October 2021 between GoGreen Investments Corporation and Continental Stock Transfer & Trust Company, as warrant agent, as assigned by GoGreen Investments Corporation to the Parent pursuant to an assignment, assumption and amendment agreement dated 5 July 2023 between the Parent, GoGreen Investments Corporation and Continental Stock Transfer & Trust Company, as warrant agent.

“Expropriation Event” means any event or circumstance where the authority or ability of any member of the Group to implement the Project or otherwise conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, confiscation, requisition, restriction or other action by or on behalf of any governmental agency, regulatory or other agency or authority or other person in relation to any member of the Group or any of its assets or the shares in that member of the Group (including without limitation the displacement of all or part of the management of any member of the Group).

“Extension Fee” has the meaning given to that term in Clause 10.3 (Extension Fee).

“Extension Request Notice” has the meaning given to that term in Clause 6.1(b) (Repayment of Loans).

“Facility” means the bridge loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Feasibility Study” means the definitive feasibility study for the Project, dated 18 July 2025 and prepared by DRA Projects (Pty) Ltd and Sharron Sylvester, and in the form provided to the Agent by the Borrower in accordance with Clause 4.1 (Initial conditions precedent).

“Fee Letter” means:

(a)	the arrangement fee letter dated on or about the date of this Agreement between the Arranger and the Parent; and

(b)	any other letter or letters entered into from time to time between the Arranger, the Agent or a Lender and the Borrower setting out any fees payable in respect of the Facility and designated by the Borrower and the Agent as a “Fee Letter”.

“Filing Deadline” means, (i) with respect to the Warrant Shares (Signing Date), thirty (30) calendar days after the date of this Agreement, and (ii) with respect to the Warrant Shares (Extension Date), thirty (30) calendar days after the Extension Date.

“Finance Document” means this Agreement, the Mandate Letter, any Fee Letter, any Compliance Certificate, any Transaction Security Document, any Subordination Agreement, the Side Letter, any Utilisation Request and any other document designated as such by the Agent and the Borrower.

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Close Date” means the date on which the Agent gives notice to the Borrower pursuant to Clause 4.1(a)(Initial conditions precedent).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Framework Agreement” means the framework agreement for the Project dated 19 January 2021 between the Tanzanian Government and the Borrower (formerly, and at the time of signing, called LZ Nickel Limited).

“GISTM” means the Global Industry Standard on Tailings Management published in August 2020 by the International Council on Mining and Metals, the United Nations Environment Programme and the Principles for Responsible Investment, and as further amended, modified or supplemented from time to time.

“Good Mining Practice” means the exercise of that degree of skill, care, prudence, operational and financial foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in (a) the same type of undertaking as the Obligors and (b) the implementation of the Project, in both cases, under the same or similar circumstances, with the exercise of skill, care, prudence, operational and financial foresight and operating practice to be substantially in accordance with internationally recognised best practices in the mining industry.

“Group” means each of the Obligors, the Borrower Holdco, Lifezone Holdings and each other Subsidiary of the Parent for the time being, including each of the entities included in the Group Structure Chart.

“Group (Project)” means each of the Obligors, the Borrower Holdco, Lifezone Holdings and each of the Services Companies.

“Group Structure Chart” means the group structure chart in the form set out in Schedule 7 (Group Structure Chart) or as otherwise in the agreed form.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFC Performance Standards” means the International Finance Corporation’s Performance Standards on Environmental and Social Sustainability dated 1 January 2012 and which are available at www.ifc.org, as amended, modified or supplemented from time to time.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 or UK adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006, in each case, to the extent applicable to the relevant financial statements.

“Industry Competitor” means any person or entity (and any of its Affiliates or Related Funds) which is a competitor of a member of the Group (Project) and whose business includes the construction and/or operation of Nickel mines and processing facilities and any controlling shareholder of such persons or entities.

“Initial Base Case Model” means the base case financial computer model used to produce financial and cashflow projections for the Borrower and the Project on a Monthly basis for the first three years after the final investment decision and thereafter on an annual basis, as such model shall incorporate the Life of Mine Plan and such other forecasts reasonably acceptable to the Agent and in the form provided to the Agent by the Borrower in accordance with Clause 4.1 (Initial conditions precedent).

“Initial Sources and Uses of Funds” means the Sources and Uses of Funds in the form provided to the Agent by the Borrower in accordance with Clause 4.1 (Initial conditions precedent).

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interest Rate” means 9.25 per cent. per annum.

“Intra Group Loan” means:

(a)	the Borrower Holdco Loan;

(b)	the Borrower On-loan; and

(c)	any other loan, loan note or similar debt instrument between any Obligor as debtor and any other Obligor or other member of the Group as creditor.

“Intra Group Loan Agreement” means any agreement or document evidencing an Intra Group Loan.

“Legacy Companies” means:

(a)	Kabanga Holdings Limited, a company duly incorporated and existing under the laws of the Cayman Islands with registration number 64224 and registered office at PO Box 268, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010;

(b)	Romanex International Limited, a company duly incorporated and existing under the laws of British Columbia with registration number BC0382059 and registered office at Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8; and

(c)	each of their Subsidiaries.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Life of Mine Plan” means the life of mine plan for the Project, prepared by the Borrower on the basis of the Feasibility Study, and in the form provided to the Agent by the Borrower in accordance with Clause 4.1 (Initial conditions precedent) and as amended from time to time in accordance with this Agreement.

“Lifezone Holdings” means Lifezone Holdings Limited, a company duly incorporated and existing under the laws of the Isle of Man with registration number 019856V and registered office at 2nd Floor, St Georges Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan to Own/Distressed Investor” means any person whose (or any of whose Affiliates’ or Related Funds’) principal business or material activity is:

(a)	investing in distressed debt or the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly); and/or

(b)	investing in equity and/or acquiring control of, or an equity stake in, a distressed business (directly or indirectly).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

“Management and Administrative Services Agreement” means the management and administrative services agreement for the Project dated 19 January 2021 between the Tanzanian Government, the Borrower (formerly, and at the time of signing, called LZ Nickel Limited), Tembo Nickel Corporation, Tembo Nickel Mining and Tembo Nickel Refining.

“Mandate Letter” means the letter dated 26 June 2025 between the Arranger and the Parent.

“Material Adverse Effect” means any change or effect which is or could reasonably be expected to be materially adverse to:

(a)	the financial condition, assets, prospects, operations or business of the Group (Project) taken as a whole or the Project;

(b)	the ability of an Obligor to perform its obligations under any Transaction Document or any Material Licence; or

(c)	the validity, legality or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Transaction Documents or Material Licences, or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Licence” means each of:

(a)	the special mining licence for the Project dated 25 October 2021 (No. SML 651/2021) and issued by the Ministry of Minerals of the Tanzanian Government in favour of Tembo Nickel Corporation;

(b)	the EIA Certificate (No. EC/EIS/824) issued by National Environment Management Council (NEMC) on 16 June 2021;

(c)	Ruvubu River Provisional Water Use Permit (No. 95100766) issued by Ministry of Water, Lake Victoria Basin Water Board on 19 September 2024;

(d)	EIA Certificate (No. EC/EIA/2023/6288) for resettlement host sites issued by National Environment Management Council (NEMC) on 3 September 2024;

(e)	the workplace registration license Certificate of Compliance (No. 202 413 001) issued by the Occupational Safety and Health Authority (OSHA) in June 2023; and

(f)	any other Authorisation designated as such by the Borrower and the Agent.

“Material Project Document” means each of:

(a)	the Framework Agreement;

(b)	the Shareholders Agreement (Tembo Nickel);

(c)	any Intra Group Loan Agreement;

(d)	the Management and Administrative Services Agreement;

(e)	the Construction Contract (Box Cut Works);

(f)	the Construction Contract (EPCM); and

(g)	any other document designated as such by the Agent and the Borrower.

“Material Project Party” means each person (other than a member of the Group) who is a party to the Construction Contract (Box Cut Works) or the Constructions Contract (EPCM).

“Mine” means the high-grade nickel sulphide underground mine and concentrator located at the Kabanga site in the Ngara District of the Kagera Region in northwest Tanzania comprising the ore body, deposits and stockpiles, the plant, concentrator, crushing, processing, production, storage workshop and administrative facilities, including waste dumps, tailing storage facilities, streams, ponds and dams, and all of the land, real property, all access and road infrastructure relating thereto and required to exploit the relevant deposits, conduct the Mining Operations and to complete, conduct and otherwise implement the Project, in each case as more particularly described in the Material Licences, the Feasibility Study and the Life of Mine Plan.

“Mining Code” means the Mining Act, R.E. 2019 in force in Tanzania from time to time.

“Mining Operations” means, in connection with the Mine, any and all activities of an operating nature, including exploration, extraction, mining, drilling, blasting, processing, production, maintenance, storage, transportation, disposal, delivery, sales and any other similar activity related to or incidental to such activities.

“Mining Rights” means:

(a)	the mineral rights described in any Material Licence;

(b)	all entitlements of any member of the Group (Project) under the provisions of applicable laws (including the Mining Code) to conduct exploration, exploitation or mining activities on the Project area, or right to hold or retain a mining licence, permit, concession or mineral right under applicable laws (including the Mining Code) without a present obligation to conduct exploration or mining activities on it;

(c)	any entitlement of any member of the Group (Project) under the provisions of applicable laws to expropriate any lands, rights of way and any other rights to occupy the Project area;

(d)	any present or future interest from time to time held by or on behalf of any member of the Group (Project) in any present or future right, lease, licence, claim, permit or other authority which confers or may confer a right to prospect or explore for or mine any metals or minerals on the Project area;

(e)	any present or future renewal, extension, modification, substitution, amalgamation or variation of any of the mineral rights described above (whether extending over the same or a greater or lesser area); and

(f)	any present or future application for or interest in any of the above, which confers or which, when granted, will confer the same or similar rights.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules in paragraphs (a) to (c) will only apply to the last Month of any period.

“Monthly Project Report” means each report delivered to the Agent pursuant to Clause 18.5 (Monthly Project Report).

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“NYSE” means the New York Stock Exchange.

“Obligor” means the Borrower or a Guarantor.

“OFAC” means the Department of the Treasury’s Office of Foreign Assets Control of the United States of America.

“Operating Company” means each of Tembo Nickel Corporation, Tembo Nickel Mining and Tembo Nickel Refining.

“Original Financial Statements” means:

(a)	in relation to the Parent, the audited consolidated financial statements of the Group for the financial year ended 31 December 2024; and

(b)	in relation to the Borrower and Tembo Nickel Corporation, its audited financial statements for its financial year ended 31 December 2024.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated and/or registered as at the date of this Agreement.

“Parent Convertible Debenture” means each of the senior unsecured convertible debentures due 27 March 2028 issued by the Parent as part of its USD 50,000,000 offering on 27 March 2024.

“Party” means a party to this Agreement.

“Permitted Reorganisation” means a solvent reorganisation (including pursuant to a liquidation or winding up) involving the business or assets of, or shares of (or other interests in), any member of the Group (Project) (which does not involve the Borrower merging with any other person) where all of the business, assets and shares of (or other interests in) the relevant member of the Group (Project) continue to be owned directly or indirectly by the Borrower in the same or a greater percentage as prior to such reorganisation, save for the shares of (or other interests in) any member of the Group (Project) which has been merged into another member of the Group (Project) or which has otherwise ceased to exist (including, for example, by way of the solvent winding up of a corporate entity) as a result of a such Permitted Reorganisation.

“Project” means the design, development, engineering, construction, equipment, testing, commissioning, management, operation and maintenance of the Mine and the conduct of the Mining Operations at Kabanga.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Secured Assets.

“Refinery” means the hydrometallurgical refinery, including the demonstration plant and associated infrastructure, to be located at Kahama, Tanzania and which will receive and refine ore concentrate from the Mine.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Document entered into by it.

“Relevant Project Financing Transaction” has the meaning given to that term in Clause 7.2(c).

“Repayment Date” means 31 July 2027, as such date may be extended in accordance with and subject to Clause 6.1(b) (Repayment of Loans).

“Repeating Representations” means all of the representations set out in Clause 17 (Representations) other than Clauses 17.7 (Insolvency), 17.8 (Deduction of Tax), 17.9 (No filing or stamp taxes), 17.13 (Pari passu ranking), 17.14 (No proceedings), 17.15 (No breach of laws), 17.17 (Taxation), 17.20 (Security and Financial Indebtedness), 17.26 (No immunity), 17.27 (Private and commercial acts), 17.29 (Project Assets) and 17.30 (Project compliance).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Review Event” has the meaning given to that term in Clause 20.23 (Review Event).

“Sanctioned Person” means a person (whether or not having a legal personality) that is:

(a)	listed on a Sanctions List, or directly or indirectly owned, or otherwise controlled within the meaning and scope of the relevant Sanctions, by any one or more persons listed on a Sanctions List;

(b)	located or resident in, or incorporated or organised under the laws of, a Sanctioned Territory;

(c)	directly or indirectly owned or controlled (as defined by the relevant Sanctions) by a person referred to in paragraph (a) or (b) above or by the government of any Sanctioned Territory; or

(d)	otherwise a subject of Sanctions.

“Sanctioned Territory” means a country, region or territory that is the subject of country-wide, region-wide or territory-wide Sanctions or otherwise with which dealings are restricted or prohibited by any Sanctions.

“Sanctioned Transaction” means the use of the proceeds of the Facility, or lending, contributing or otherwise making available such proceeds to any person directly or indirectly:

(a)	to fund, participate or contribute to, any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person who is a Sanctioned Person;

(b)	in connection with any trade, business or other activities in any Sanctioned Territory; or

(c)	in any other manner that could result in any Obligor or other member of the Group, a Finance Party or an adviser of the Finance Parties being in breach of any Sanctions, being subject to any penalties or restrictive measures being imposed pursuant to Sanctions, or being designated as a Sanctioned Person.

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures enacted, administered, implemented and/or enforced from time to time by any of the following (and including through any relevant Sanctions Authority):

(a)	the United Nations;

(b)	the European Union or any member state thereof;

(c)	the government of the United States of America;

(d)	the government of the United Kingdom;

(e)	the government of Tanzania; or

(f)	the African Union.

“Sanctions Authority” means any agency or person which is duly appointed, empowered or authorised to enact, administer, implement and/or enforce Sanctions, including (without limitation) OFAC, the United States Department of State or the United States Department of Commerce and His Majesty’s Treasury.

“Sanctions Event” means the Project, any Obligor, any member of the Group, any direct or indirect shareholder of any Obligor (other than the Parent as long as the Parent remains a public company), any key personnel of any member of the Group or any Material Project Party being:

(a)	a Sanctioned Person; or

(b)	a party to a Sanctioned Transaction.

“Sanctions List” means any of the lists of designated sanctions targets maintained by a Sanctions Authority from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Secured Assets” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time, and the rules and regulations promulgated thereunder.

“Security” means a mortgage, charge, hypothec, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement (Borrower Assets)” means the English law security agreement dated on or about the date of this Agreement between the Borrower as chargor, and the Agent, granting first ranking, fixed and floating charges in favour of the Secured Parties over all assets of the Borrower.

“Security Agreement (Borrower Shares)” means the English law share charge agreement dated on or about the date of this Agreement between the Borrower Holdco as chargor and the Agent, granting first ranking security in favour of the Secured Parties all shares held by it in the Borrower (being 100 per cent. at the date of this Agreement).

“Security Agreement (Borrower Shares - Permitted Minority Investor)” means the security agreement entered or to be entered into pursuant to Clause 20.23 (Review Event).

“Security Agreement (Tembo Nickel Corporation Assets)” means the Tanzanian law all asset debenture entered or to be entered into between Tembo Nickel Corporation as chargor and the Agent granting first ranking, fixed and floating charges in favour of the Secured Parties over all assets of Tembo Nickel Corporation.

“Security Agreement (Tembo Nickel Corporation Shares)” means the Tanzanian law share charge entered or to be entered into between the Borrower as chargor and the Agent granting first ranking security in favour of the Secured Parties over all shares held by it in Tembo Nickel Corporation (being 84 per cent. at the date of this Agreement).

“Security Agreement (Tembo Nickel Mining Assets)” means the Tanzanian law all asset debenture entered or to be entered into between Tembo Nickel Mining as chargor and the Agent granting first ranking, fixed and floating charges in favour of the Secured Parties over all assets of Tembo Nickel Mining.

“Security Agreement (Tembo Nickel Mining Shares)” means the Tanzanian law share charge entered or to be entered into between Tembo Nickel Corporation as chargor and the Agent granting first ranking security in favour of the Secured Parties over all shares held by it in Tembo Nickel Mining (being 99.98 per cent. at the date of this Agreement).

“Security Agreement (Tembo Nickel Refining Assets)” means the Tanzanian law share charge entered or to be entered into between Tembo Nickel Refining as chargor and the Agent granting first ranking, fixed and floating charges in favour of the Secured Parties over all assets of Tembo Nickel Refining.

“Security Agreement (Tembo Nickel Refining Shares)” means the Tanzanian law share charge entered or to be entered into between Tembo Nickel Corporation as chargor and the Agent granting first ranking security in favour of the Secured Parties over all shares held by it in Tembo Nickel Refining (being 99.98 per cent. at the date of this Agreement).

“Services Companies” means:

(a)	LZ Services Limited, a company duly incorporated and existing under the laws of England and Wales with registration number 14310284 and registered office at 22 Chancery Lane, London, United Kingdom, WC2A 1LS (“LZ Services UK”);

(b)	Lifezone Asia-Pacific Pty Ltd, a company duly incorporated and existing under the laws of Western Australia with registration number 054 129 029 and registered office at 216 St Georges Terrace, Perth WA 6000 (“LZ Asia-Pacific”); and

(c)	Lifezone Services US, LLC, a company duly incorporated and existing under the laws of the State of Delaware with state file number 002370134 and registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware (“LZ Services US”).

“Shareholders Agreement (Tembo Nickel)” means the shareholders agreement for Tembo Nickel Corporation dated 19 January 2021 between the Borrower, Tembo Nickel Corporation Holdco and the Tanzanian Government.

“Side Letter” means the letter between the Parent and the Arranger dated on or about the date of this Agreement in relation to the Facility.

“Social Law” means any law or regulation which relates to an Obligor or the Project and relates to:

(a)	labour;

(b)	social security;

(c)	the regulation of industrial relations (between government, employers and employees);

(d)	the protection of occupational and public health and safety;

(e)	the regulation of public participation;

(f)	the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights;

(g)	the protection and empowerment of indigenous peoples or ethnic groups;

(h)	the projection, restoration and promotion of cultural heritage; and

(i)	all other laws and regulations providing for the protection of employees and citizens.

“Sources and Uses of Funds” means the sheet setting out in sufficient details acceptable to the Agent the sources and uses of funds for the Project, being a summary of the annual budget for the Project and including all Capital Expenditure and operating costs for the Project, as such sources and uses are confirmed and projected until 31 December 2026 and as the same shall be updated from time to time during the Availability Period on an 18 Month rolling basis in accordance with Clause 18.4 (Base Case Model and Life of Mine Plan).

“Subordination Agreement” means a subordination agreement entered or to be entered into between any member of the Group and the Finance Parties subordinating any claims and interests of that Group member against any Obligor to the claims and interests of the Finance Parties against that Obligor, in form and substance acceptable to all of the Lenders.

“Subsidiary” means any person (referred to as the “first person”) in respect of which another person (referred to as the “second person”):

(a)	has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the first person;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the first person; or

(iii)	give directions with respect to the operating and financial policies of the first person with which the directors or other equivalent officers of the first person are obliged to comply; or

(b)	holds beneficially more than 50 per cent. of the issued share capital of the first person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

“Tanzania” means the United Republic of Tanzania.

“Tanzanian Government” means the government of Tanzania, together with each agency of such government.

“Tanzanian Security Documents” means each of:

(a)	the Security Agreement (Tembo Nickel Corporation Assets);

(b)	the Security Agreement (Tembo Nickel Corporation Shares);

(c)	the Security Agreement (Tembo Nickel Mining Assets);

(d)	the Security Agreement (Tembo Nickel Mining Shares);

(e)	the Security Agreement (Tembo Nickel Refining Assets);

(f)	the Security Agreement (Tembo Nickel Refining Shares);

(g)	any other document governed by the laws of Tanzania entered into in connection with any of the above evidencing or creating Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; and

(h)	any other document governed by the laws of Tanzania designated as such by the Agent and the Borrower.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tembo Nickel Corporation” means Tembo Nickel Corporation Limited, a limited liability corporation incorporated and existing under the laws of Tanzania, with registered number 149494871 and its registered office at Plot No. 344, Kimbiji House, Toure Drive, Oysterbay, P.O. Box 106119, Dar Es Salaam, Tanzania.

“Tembo Nickel Mining” means Tembo Nickel Mining Company Limited, a limited liability corporation incorporated and existing under the laws of Tanzania, with registered number 149495398 and its registered office at Plot No. 344, Kimbiji House, Toure Drive, Oysterbay, P.O. Box 106119, Dar Es Salaam, Tanzania.

“Tembo Nickel Refining” means Tembo Nickel Refining Company Limited, a limited liability corporation incorporated and existing under the laws of Tanzania, with registered number 149495460 and its registered office at Plot No. 344, Kimbiji House, Toure Drive, Oysterbay, P.O. Box 106119, Dar Es Salaam, Tanzania.

“Total Commitments” means the aggregate of the Commitments being USD 60,000,000 at the date of this Agreement.

“Transaction Document” means each Finance Document, each Warrant, each Material Licence and each Material Project Document.

“Transaction Security” means the Security created or expressed to be created in favour of the Agent pursuant to the Transaction Security Documents.

“Transaction Security Document” means:

(a)	the Security Agreement (Borrower Assets);

(b)	the Security Agreement (Borrower Shares);

(c)	on and after the date it is executed by each party thereto, each Tanzanian Security Document;

(d)	on and after the date it is executed by each party thereto, Security Agreement (Borrower Shares - Permitted Minority Investor);

(e)	any other document evidencing or creating Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; and

(f)	any other document designated as such by the Agent and the Borrower.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means any value added tax or any other sales tax of a similar nature imposed by law from time to time.

“Warrant Shares” means the Warrant Shares (Extension Date) and the Warrant Shares (Signing Date).

“Warrant Shares (Extension Date)” means the common shares in the share capital of the Parent, issuable upon the due exercise of the Warrants (Extension Date) in accordance with the terms thereof.

“Warrant Shares (Signing Date)” means the common shares in the share capital of the Parent, issuable upon the due exercise of the Warrants (Signing Date) in accordance with the terms thereof.

“Warrants” means the Warrants (Extension Date) and the Warrants (Signing Date).

“Warrants (Extension Date)” means each of the 1,500,000 common share purchase warrants of the Parent to be issued to the Arranger pursuant to Clause 6.1(b) (Repayment of the Loans) with an exercise period of 5 years from the issue date and an exercise price equal to 125% of the 30-day VWAP to the date (for the purposes of this definition and the definitions of “Filing Deadline” and “Effectiveness Deadline”, the “Extension Date”) on which the extension to the Repayment Date is effective in accordance with Clause 6.1(b) (Repayment of the Loans) (as adjusted pro rata for any issuance of new shares by the Parent as a result of a share split, or bonus issue or for any share consolidation from the Extension Date and during the term); provided, however, that in all cases, the exercise price of the Warrants (Extension Date) will be subject to the rules and policies of the NYSE, or if the common shares cease to be listed on the NYSE, subject to the rules and policies of any other exchange on which the common shares are traded.

“Warrants (Signing Date)” means each of the 2,500,000 common share purchase warrants of the Parent issued to the Arranger no later than the date of this Agreement with an exercise period of 5 years from the issue date and an exercise price equal to 125% of the 30-day VWAP to the Financial Close Date (as adjusted pro rata for any issuance of new shares by the Parent as a result of a share split, or bonus issue or for any share consolidation from the Financial Close Date and during the term); provided, however, that in all cases, the exercise price of the Warrants (Signing Date) will be subject to the rules and policies of the NYSE, or if the common shares cease to be listed on the NYSE, subject to the rules and policies of any other exchange on which the common shares are traded.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Agent, any person for the time being appointed as Agent or Agents in accordance with the Finance Documents;

(ii)	an “agency” shall be construed so as to include any governmental, intergovernmental or supranational agency, authority, body, central bank, commission, department, ministry, organisation, statutory corporation or tribunal (including any political sub-division, national, regional or municipal government and any administrative, fiscal, judicial, regulatory or self-regulatory body or persons);

(iii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a “group of Lenders” includes all the Lenders;

(vii)	“guarantee” means (other than in Clause 16 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any agency;

(xi)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xii)	a time of day is a reference to Sydney time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived in writing and a Review Event or an Event of Default is “continuing” if it has not been waived in writing.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any person described in paragraph (b) of Clause 24.10 (Exclusion of liability) may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar bridge loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, (including, in the case of the Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the payment of:

(a)	Capital Expenditures and operating costs relating to the Project;

(b)	interest accrued on any Loans due and payable in accordance with this Agreement;

(c)	any other fees, costs and expenses associated with the Facility (including legal fees and expenses, stamp duty and similar Taxes, the success fee payable to the Borrower’s financial advisor, the repayment of the Intra Group Loan between the Borrower Holdco and the Borrower in an amount equal to the arrangement fee paid to the Arranger pursuant to the Fee Letter on the date of this Agreement, registration fees and all fees and costs payable to the Finance Parties); and

(d)	Intra Group Loans to the Operating Companies to be applied by them towards payment of any of the foregoing,

in each case, as described, and in the amounts as set out, in the Sources and Uses of Funds.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of each Utilisation Request and on the proposed Utilisation Date:

(a)	no Default or Review Event is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

Subject to Clause 5.3(b) (Currency and amount), the Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisations, more than five Loans would have been advanced under the Facility.

4.4	Registration Statement Condition

The Borrower may not deliver a second Utilisation Request if a resale registration statement with respect to the Warrant Shares (Signing Date) has not been declared effective by the SEC by the applicable Effectiveness Deadline and remains effective at the time of such Utilisation Request.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request at least 15 Business Days prior the proposed Utilisation Date (or such shorter period agreed to by the Borrower and all of the Lenders).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods);

(iv)	the then current Sources and Uses of Funds is attached to the relevant Utilisation Request;

(v)	in respect only of the first Utilisation to occur after the Financial Close Date, the Loan requested in the relevant Utilisation Request is no greater than USD 20,000,000, and provided that USD 5,000,000 is paid into and retained by the Borrower in a bank account in the United Kingdom satisfactory to the Agent and which is subject to Transaction Security for the purposes of the Borrower’s compliance with Clause 19(b)(Financial covenants); and

(vi)	in respect of the second and any subsequent Utilisation to occur after the Financial Close Date, the Agent is satisfied (and has received acceptable documentation or such other evidence from the Borrower to confirm such satisfaction) that:

(A)	each of the Tanzanian Security Documents has been duly and properly executed by all parties thereto and any and all actions in connection with the stamping, registration, notice, filing and any and all other perfection requirements or conditions specified therein or required under Tanzanian laws have been completed in full and the Agent has received certified copies of all required Authorisations and a legal opinion from its local counsel in Tanzania in respect of the same in form and substance acceptable to all of the Lenders and all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Tanzanian Security Documents and other documents of title to be provided under the Tanzanian Security Documents;

(B)	the Framework Agreement has been amended on acceptable terms to reflect the agreement of the Tanzanian Government, following delivery to it of the Feasibility Study, to the sharing of the economic benefits of the Project and the joint financial model prepared by the Borrower for the Project in connection with the Framework Agreement; and

(C)	the amount of each such Utilisation is no greater than an amount equal to the next three Months of Capital Expenditure and operating costs for the Project to be incurred by the Borrower and the Operating Companies in that period in accordance with the then current Sources and Uses of Funds.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of USD 10,000,000, or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan on receipt of the Utilisation Request.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loans

(a)	Subject to paragraph (b) below, the Borrower shall repay the Loans in full on the Repayment Date.

(b)	If:

(i)	the Borrower has given the Agent written notice (such notice to be given no earlier than 180 days before the Repayment Date and no later that 45 before the Repayment Date) requesting that the Repayment Date be extended to 31 January 2028 (the “Extension Request Notice”);

(ii)	the Agent has confirmed that as at the date of the Extension Request Notice and as at the Repayment Date:

(A)	each Obligor is in full compliance with its obligations under the Finance Documents and no Default or Review Event is continuing; and

(B)	no event or circumstance has occurred which the Majority Lenders reasonably believe has or is likely to have a Material Adverse Effect; and

(iii)	the Agent has confirmed that, on or before the Repayment Date:

(A)	the Borrower has paid to the Agent the Extension Fee; and

(B)	the Borrower has delivered to the Arranger:

(1)	the Warrants (Extension Date);

(2)	all corporate authorisations or other documents (if any) which the Arranger may reasonably require in connection with the issue of the Warrants (Extension Date); and

(3)	a legal opinion of Baker McKenzie LLP legal advisers to the Parent in New York (or any other New York law adviser to the Parent) as to the offer, sale and issuance of the Warrants (Extension Date) being exempt from registration under the Securities Act, in each case in form and substance satisfactory to the Arranger,

the Repayment Date shall be extended to 31 January 2028.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and Cancellation

7.1	Illegality and Sanctions

If, (A) in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, or (B) a Sanctions Event occurs:

(a)	that Lender shall (or, in the case if (B) above, any Lender may) promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower (or, in the case of (B) above, if the relevant Lender so specifies in its notice or any subsequent notice), the Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.7 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall (in the case of (B) above, if the relevant Lender so specifies in its notice or any subsequent notice) repay the Lender’s participation in the Loans on the last day of the Interest Period for the Loans occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid, except in the case of a Sanctions Event which has occurred as a result of any Material Project Party becoming a Sanctioned Person or a party to a Sanctioned Transaction and provided that, the Borrower has selected a replacement for that Material Project Party, and where applicable, prepared the relevant Material Project Document, in each case, acceptable to the Lenders, within 30 days of the earlier of: (i) the Agent giving notice to the Borrower, and (ii) the Borrower becoming aware of the Material Project Party becoming a Sanctioned Person or a party to a Sanctioned Transaction, and the Borrower has executed such Material Project Document with such replacement Material Project Party no later than 90 days of the earlier of: (i) the Agent giving notice to the Borrower, and (ii) the Borrower becoming aware of the Material Project Party becoming a Sanctioned Person or a party to a Sanctioned Transaction.

7.2	Receipt of certain funds

The Borrower must apply each of the following amounts received by it or received by any other Obligor or member of the Group in prepayment of the Loans on the date falling 10 Business Days after receipt by it or the relevant member of the Group:

(a)	the proceeds (after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group) of any insurance claim under any insurance policy in connection with the Project (including any political risk insurance cover provided in favour of any member of the Group (Project)) other than in respect of business interruption cover and except to the extent that the relevant proceeds have been or are to be applied in repairing, reinstating or replacing the asset lost or damaged in accordance with a plan acceptable to the Lenders;

(b)	any compensation (other than insurance proceeds referred to in paragraph (a) above) payable or received in connection with the Project in respect of:

(i)	any Expropriation Event or any other seizure, compulsory acquisition, or any nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other person in relation to it or any of its assets;

(ii)	the release, inhibition, modification, suspension or extinguishment of any rights benefiting the Project, or the imposition of any restrictions affecting the Project, or the grant of any easement or rights over or affecting the Project;

(iii)	the refusal, revocation, suspension, modification or imposition of conditions in respect of any Authorisation, or any other official order or notice restricting the development, construction or operation of the Project; and

(iv)	any other sum payable to or received in the nature of damages or compensation (but excluding delay or performance liquidated damages or any revenue replacement damages or compensation);

(c)	any amounts advanced to an Obligor or any other member of the Group from the closing and initial utilisation of any one or a combination of the following transactions:

(i)	any transaction pursuant to which Financial Indebtedness is incurred;

(ii)	any transaction involving the sale or delivery of any minerals, or the payment of any consideration (in cash, metal or otherwise) measured, quantified or calculated based on, in whole or in part, any minerals, pursuant to a streaming transaction, royalty transaction, prepayment of metals agreement, metals forward sale or option, or similar transaction, whether secured or unsecured, streaming or royalty sale and purchase obligations; or

(iii)	any other transaction having the same or similar effect as any of the transactions in (i) or (ii) above

(each a “Relevant Project Financing Transaction”),

and provided that the total amount made available for utilisations under the Relevant Project Financing Transaction (individually or in aggregate) is at least [***] and the funding under the Relevant Project Financing Transaction is being provided (all or in part) for Capital Expenditure or operating costs in connection with the Project.

7.3	Change of control

(a)	Upon the occurrence of:

(i)	a Change of Control; or

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be immediately cancelled and shall immediately cease to be available for further Utilisation and all Loans, accrued interest and other amounts under the Finance Documents, shall become immediately due and payable.

(b)	For the purposes of this Clause 7.3 (Change of control):

“Change of Control” means, in respect of Lifezone Holdings and the Borrower Holdco (each a “Relevant Entity”), the Parent ceases directly or indirectly to:

(i)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, 100% of the maximum number of votes that might be cast at a general meeting of the Relevant Entity;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Relevant Entity; or

(C)	give directions with respect to the operating and financial policies of the Relevant Entity with which the directors or other equivalent officers of the Relevant Entity are obliged to comply;

(ii)	hold beneficially 100% of the issued share capital of the Relevant Entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(iii)	hold beneficially 100% of the aggregate principal amount of any Intra Group Loans made to the Relevant Entity,

except, in each case, as a result of a Permitted Reorganisation.

7.4	Tanzanian Security Documents

If the Borrower has failed to satisfy the conditions in Clause 5.2(a)(vi) (Completion of a Utilisation Request) and issue a second Utilisation Request prior to the expiry of the Availability Period, upon the Agent notifying the Borrower:

(a)	the Available Commitments will be immediately cancelled; and

(b)	the Borrower shall repay all Loans on the last day of the Interest Period for the Loans occurring after the Agent has so notified the Borrower or, if earlier, the date specified by the Lenders in the notice delivered to the Agent.

7.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 20 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but if part, being a minimum amount of USD 10,000,000) of the Available Facility. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than 20 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan on the last day of an Interest Period (but, if in part, being an amount that reduces the amount of the Loans by a minimum amount of USD 10,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.7	Replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (c) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on 30 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (as defined in paragraph (g) below) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.8 (Pro rata interest settlement)) and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(g)	“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Group or a Sanctioned Person.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in a Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.9	Application of prepayments

Any prepayment of a Loan pursuant to this Agreement (other than pursuant to Clause 7.7 (Replacement or repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the Interest Rate.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two and one half (2.5) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	Interest Periods

9.1	Interest Periods

(a)	Unless the Borrower and the Agent otherwise agree in writing:

(i)	the first Interest Period for each Loan commences on the Utilisation Date for that Loan and ends on the Quarter Date falling immediately after the relevant Utilisation Date and each subsequent Interest Period for each Loan shall be for a duration that ends on the next succeeding Quarter Date; and

(ii)	if two or more Interest Periods end on the same date those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	An Interest Period for a Loan shall not extend beyond the Repayment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Fees

10.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of two and one half (2.5) per cent. per annum on that Lender’s Available Commitment for period from the date of this Agreement until expiry of the Availability Period.

(b)	The accrued commitment fee is payable on each Quarter Date which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

10.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amounts and at the times agreed in the relevant Fee Letter.

10.3	Extension Fee

(a)	The Borrower shall, as a condition precedent to the extension requested in the Extension Request Notice delivered by the Borrower pursuant to Clause 6.1(b) (Repayment of Loans) taking effect, pay to the Agent (for the benefit of the Lenders) an extension fee computed at the rate of 2.25 per cent. of the Total Commitments as at the date of this Agreement (being USD 1,350,000)(the “Extension Fee”), provided that no Extension Fee shall be payable in the event that the Repayment Date is not extended in accordance with Clause 6.1(b) (Repayment of Loans).

(b)	If the Borrower has paid the Extension Fee to the Agent and the Repayment Date is not extended in accordance with Clause 6.1(b) (Repayment of Loans), the Agent (on behalf of the Lenders) shall, within 10 Business Days of demand, refund the Borrower an amount equal to the Extension Fee.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax Gross-Up and Indemnities

11.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Agent.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. The Obligor, upon the request of the relevant Finance Party, agrees to repay to such Finance Party any portion of such reimbursed amount paid to such Obligor that such Finance Party is required to pay to the relevant governmental agency and agrees to pay any interest, penalties or other charges paid by such Finance Party as a result of, or related to, such payment to such governmental agency. No Finance Party shall be under any obligation to arrange its tax affairs in any particular manner so as to claim any Tax Credit.

11.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

11.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party must, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party all forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party all forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party must notify that other Party reasonably promptly.

(c)	Paragraph (a) above does not oblige any Finance Party to do anything, and paragraph (a)(iii) above does not oblige any other Party to do anything, which would, or could reasonably be anticipated to, constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then that Party will be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until the Party in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party will be required to increase any payment in respect of which it makes a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party must promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction), notify the Party to whom it is making the payment and, in addition, must notify the Borrower and the Agent and the Agent must notify the other Finance Parties.

12.	Increased Costs

12.1	Increased Costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 11.1 (Definitions).

13.	Other Indemnities

13.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; and

(v)	non-compliance with any law or regulation relating to the Project, including any Environmental Law or Environmental Permit.

(b)	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the use of proceeds under the Facility or Transaction Security being taken over the Secured Assets (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the use of proceeds under the Facility), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 13.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

13.3	Indemnities to the Agent

(a)	The Borrower shall promptly indemnify the Agent against:

(i)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.10 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

(b)	Each Obligor jointly and severally shall promptly indemnify the Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 15 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Secured Assets (otherwise, in each case, than by reason of the relevant Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(c)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 13.3 will not be prejudiced by any release under Clause 24.24 (Releases) or otherwise in accordance with the terms of this Agreement.

(d)	The Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Secured Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.3 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

14.	Mitigation by the Lenders

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.	Costs and Expenses

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	the Transaction Security, this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 27.9 (Change of currency),

the Borrower shall, within ten Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Advisers’ costs and expenses

(a)	The Borrower must, within ten Business Days of demand, pay to each of the applicable Finance Parties all fees, costs and expenses reasonably incurred in connection with work carried out by any advisers appointed by the Arranger or the Agent in relation to the Project and the Facility, including ongoing costs for technical and environmental reports contemplated by the Finance Documents (including disbursements), together with the costs of all site visits made by any Finance Party or any adviser in accordance with this Agreement, including reasonable and evidenced travel and accommodation expenses.

(b)	Other than where an Event of Default or a Review Event is continuing:

(i)	any advisers to be appointed under this Clause: and

(ii)	any costs and expenses to be incurred in excess of USD 5,000 under this Clause,

shall be approved in advance by the Borrower (acting reasonably).

15.4	Agent’s additional remuneration

(a)	In the event of:

(i)	a Default;

(ii)	the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(iii)	the Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (b) below.

(b)	If the Agent and the Borrower fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrower or, failing approval, nominated (on the application of the Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

15.5	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

16.	Guarantee and indemnity

16.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any extension of payment, intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension (including the extension of the Repayment Date) of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

16.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including the Borrower) before claiming from that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 16.

16.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment mechanics).

16.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

16.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.10	Subordination of claims

(a)	For the purposes of this Clause:

“Discharge Date” means the first date on which all Secured Obligations have been fully and finally discharged to the satisfaction of the Agent, whether or not as the result of an enforcement, and the Finance Parties are under no further obligation to provide financial accommodation to any of the Obligors under the Finance Documents.

“Distress Event” means any of (aa) the Agent exercising any of its rights under Clause 21.24 (Acceleration) or (bb) the enforcement of any Transaction Security.

“Enforcement Action” means:

(i)	in relation to any Intra Group Liabilities:

(A)	the acceleration of any Intra Group Liabilities or the making of any declaration that any Intra Group Liabilities are prematurely due and payable;

(B)	the making of any declaration that any Intra Group Liabilities are payable on demand;

(C)	the making of a demand in relation to any Intra Group Liability that is payable on demand;

(D)	the exercise of any right to require any Obligor to acquire any Intra Group Liability;

(E)	the exercise of any right of set-off, account combination or payment netting against any Obligor in respect of any Intra Group Liabilities: and

(F)	the suing for, commencing or joining of any legal or arbitration proceedings against any Obligor to recover any Intra Group Liabilities;

(ii)	the taking of any steps to enforce or require the enforcement of any Security;

(iii)	the entering into of any composition, compromise, assignment or arrangement with any Obligor which owes any Intra Group Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Intra Group Liabilities; or

(iv)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any Obligor which owes any Intra Group Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Intra Group Liabilities, or any of such Obligor’s assets or any suspension of payments or moratorium of any indebtedness of any such Obligor, or any analogous procedure or step in any jurisdiction, except that the taking of any action falling within paragraphs (i)(F) or (iv) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Intra Group Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods, shall not constitute “Enforcement Action”.

“Insolvency Event” means, in relation to an Obligor, any of the events specified in Clauses 21.6 (Insolvency) or 21.7 (Insolvency proceedings).

“Intra Group Liabilities” means the liabilities owed by any Obligor to any other Obligor in connection with any Intra Group Loan.

(b)	Each of the Obligors agrees that the Intra Group Liabilities are postponed and subordinated to the liabilities owed by the Obligors under the Finance Documents to the Finance Parties.

(c)	Prior to the Discharge Date:

(i)	none of the Obligors may amend or waive the terms of any agreement evidencing the terms of the Intra Group Liabilities unless the amendment or waiver is (i) of a minor and administrative nature and is not prejudicial to the Finance Parties or (ii) to reflect an increase in the principal amount of such Intra Group Liabilities which is permitted under the terms of the Finance Documents;

(ii)	no Obligor may assign any of its rights or transfer any of its rights and obligations in respect of the Intra-Group Liabilities other than to another Obligor party to this Agreement or a Subordination Agreement;

(iii)	payments in respect of any Intra Group Liabilities may be made by any Obligor only in accordance with Clause 20.8 (Dividends and share redemption);

(iv)	the Obligors may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Intra-Group Liabilities;

(v)	none of the Obligors shall be entitled to take any Enforcement Action in respect of any of the Intra-Group Liabilities save as otherwise permitted in accordance with paragraph (d) below;

(vi)	other than as permitted or contemplated by this Clause 16.10, if an Obligor receives or recovers:

(A)	any payment or distribution of, or on account of or in relation to, any of the Intra Group Liabilities;

(B)	any amount by way of set-off in respect of any of the Intra Group Liabilities owed to it;

(C)	any amount:

(1)	on account of, or in relation to, any of the Intra Group Liabilities (aa) after the occurrence of a Distress Event or (bb) as a result of any other litigation or proceedings against an Obligor (other than after the occurrence of an Insolvency Event in respect of that Obligor); or

(2)	by way of set-off in respect of any of the Intra Group Liabilities owed to it after the occurrence of a Distress Event; or

(D)	any distribution or payment of, or on account of or in relation to, any of the Intra Group Liabilities owed by any Obligor which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that Obligor, that Obligor will:

(1)	in relation to receipts and recoveries not received or recovered by way of set-off, hold an amount of that receipt or recovery equal to the Intra Group Liabilities (or if less, the amount received or recovered) on trust for the Agent and promptly pay or distribute that amount to the Agent for application in accordance with Clause 27.5 (Partial payments) and promptly pay or distribute an amount equal to the amount (if any) by which the receipt or recovery exceeds the Intra Group Liabilities to the Agent for application in accordance with Clause 27.5 (Partial payments); and

(2)	in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Agent for application in accordance with Clause 27.5 (Partial payments), and if, for any reason, any of the trusts expressed to be created in this Clause should fail or be unenforceable, the affected Obligor will promptly pay or distribute an amount equal to that receipt or recovery to the Agent to be held on trust by the Agent for application in accordance with Clause 27.5 (Partial payments).

(d)	After the occurrence of an Insolvency Event any Obligor owned Intra Group Liabilities may (unless otherwise directed by the Agent or unless the Agent has taken, or has given notice that it intends to take, action on behalf of that Obligor in accordance with paragraph (g) below) exercise any right it may otherwise have in respect of the Obligor owing such Intra Group Liabilities to:

(i)	accelerate any of that Obligor’s Intra Group Liabilities or declare them prematurely due and payable or payable on demand;

(ii)	exercise any right of set-off or take or receive any payment in respect of any Intra Group Liabilities of that Obligor; or

(iii)	claim and prove in any insolvency process of that Obligor for the Intra Group Liabilities owing to it.

(e)	After the occurrence of an Insolvency Event in relation to any Obligor, any other Obligor entitled to receive a distribution out of the assets of that Obligor in respect of Intra Group Liabilities owed to that other Obligor shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that Obligor to make that distribution to the Agent (or to such other person as the Agent shall direct) until the Secured Obligations have been paid in full.

(f)	To the extent that any Intra Group Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event in relation to the relevant Obligor, any other Obligor which benefited from that set-off shall pay an amount equal to the amount of the Intra Group Liabilities owed to it which are discharged by that set-off to the Agent for application in accordance with Clause 27.5 (Partial payments).

(g)	After the occurrence of an Insolvency Event in relation to any Obligor, each Obligor irrevocably authorises the Agent, on its behalf, to:

(i)	take any Enforcement Action (in accordance with the terms of this Agreement) against that Obligor;

(ii)	demand, sue, prove and give receipt for any or all of that Obligor’s Intra Group Liabilities;

(iii)	collect and receive all distributions on, or on account of, any or all of that Obligor’s Intra Group Liabilities; and

(iv)	file claims, take proceedings and do all other things the Agent considers reasonably necessary to recover that Obligor’s Intra Group Liabilities.

(h)	Each Obligor will do all things that the Agent requests in order to give effect to this Clause 16.10 and if the Agent is not entitled to take any of the actions contemplated by this Clause 16.10 or if the Agent requests that an Obligor take that action, undertake that action itself in accordance with the instructions of the Agent or grant a power of attorney to the Agent (on such terms as the Agent may reasonably require) to enable the Agent to take such action.

(i)	No Obligor will exercise any rights which it may have to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Finance Documents until such time as all of the Secured Obligations have been irrevocably discharged in full.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

Each Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a limited liability corporation/company or a company limited by shares (as applicable), duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation/company (as applicable), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of the Subsidiaries which are members of the Group (Project)’s constitutional documents; or

(c)	any agreement or instrument binding upon it or any of the Subsidiaries which are members of the Group (Project) or any of its or any of such Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument.

17.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents, and in the case of the Parent, the Parent has all requisite corporate power and capacity to create, issue and distribute the Warrants and to issue the Warrant Shares upon the due exercise of the Warrants.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

17.5	Validity and admissibility in evidence

(a)	All Authorisations and any other acts, conditions or things required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party, including, in the case of the Parent, all consents, approvals, permits, authorisations or filings as may be required under the Exchange Act, the Securities Act or any other applicable securities laws, that are necessary for the issuance of the Warrants and of the Warrant Shares upon the due exercise of the Warrants; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained, effected, done, fulfilled or performed and are in full force and effect except (A) any Authorisation or other act, condition or thing referred to in Clause 17.9 (No filing or stamp taxes), which will be promptly obtained, effected, done, fulfilled or performed after the date of this Agreement and (B) such customary post-closing notices or filings required to be submitted within the applicable time frame pursuant to the Exchange Act, the Securities Act or any other applicable securities laws, in connection with the issuance of the Warrants.

(b)	All Authorisations (including the Material Licences and the Framework Agreement) required on the date this representation is made or repeated from time to time to:

(i)	develop the Mine and implement the Project in accordance with the Life of Mine Plan, the Feasibility Study and Good Mining Practice; and

(ii)	own, lease, use, operate or license the Project assets,

have been obtained and are in full force and effect.

(c)	All Authorisations (other than those referred to in paragraphs (a) and (b) above) necessary for the conduct of the business, trade and ordinary activities of members of the Group (Project) have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

(d)	It is not aware of:

(i)	any steps taken to cancel, revoke, challenge or annul any Environmental Permit or other Authorisation;

(ii)	any circumstances by which an Environmental Permit or other Authorisation will not be obtained, effected or in full force and effect by the time it is required to implement the Project; or

(iii)	any circumstances which may lead to a condition or requirement being imposed on an Environmental Permit or other Authorisation that the relevant Obligor does not reasonably expect to be able to satisfy.

17.6	Governing law and enforcement

(a)	The choice of the law stated to be the governing law of each Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Transaction Document in the jurisdiction of the stated governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

17.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 21.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 21.8 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to a member of the Group and none of the circumstances described in Clause 21.6 (Insolvency) applies to a member of the Group.

17.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 11.1 (Definitions)) from any payment it may make under any Finance Document, except for any payment made to a Finance Party by a Guarantor incorporated in Tanzania.

17.9	No filing or stamp taxes

Under the law of its Relevant Jurisdictions it is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents except:

(a)	registration of particulars of each of the Security Agreement (Borrower Assets) and the Security Agreement (Tembo Nickel Corporation Shares) at Companies House in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees;

(b)	registration of particulars of the Security Agreement (Borrower Shares) with the Companies Registry in the Isle of Man as required by Isle of Man laws and payment of associated fees;

(c)	registration of particulars of each Tanzanian Security Document (except the Security Agreement (Tembo Nickel Corporation Shares) at the Business Registrations and Licensing Agency (BRELA) under the Tanzanian Companies Act 2002, and payment of associated fees and taxes; and

(d)	payment of stamp duty in respect of each Finance Document executed by an Operating Company,

which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Transaction Document and in any event within any period prescribed by applicable law.

17.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

(c)	The Obligors’ entry into the Finance Documents to which they are a party and the transactions contemplated by the Finance Documents (including, for the avoidance of doubt, granting of the Transaction Security and the guarantee and indemnity pursuant to Clause 16 (Guarantee and indemnity)) is permitted without any consent of any party to, and will not constitute any default under, the Parent Convertible Debenture and the Parent has advised each of the holders of the Parent Convertible Debenture of the transactions contemplated by the Finance Documents.

17.11	No misleading information

(a)	Any Information was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information, the Sources and Uses of Funds and the Base Case Model were arrived at after careful consideration and have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and are consistent with the Life of Mine Plan and the Feasibility Study.

(c)	Nothing has occurred or been omitted from the Information and no information has been given or withheld that results in the Information being untrue or misleading in any material respect.

(d)	All other written information provided by any member of the Group (Project) (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(e)	“Information”, for the purposes of this Clause, means any factual information provided in writing by, or on behalf of, the Borrower or any other member of the Group (Project) to the Finance Parties in connection with the Obligors, the Group, the Project or the Transaction Documents.

17.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

(b)	Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Parent) unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

17.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.

17.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation (including the Mining Code) which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

17.16	Environmental and social matters

(a)	Each member of the Group (Project) and each Legacy Company is in compliance with Clause 20.13 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	It has complied in all material respects with all applicable:

(i)	Environmental Laws;

(ii)	Environmental Permits; and

(iii)	Environmental and Social Standards.

(c)	The development of the Mine and implementation of the Project as contemplated by the Life of Mine Plan and the Feasibility Study complies in all material respects with all applicable:

(i)	Environmental Laws; and

(ii)	Environmental and Social Standards.

(d)	To the best of its knowledge and belief (having made reasonable enquiries), no Environmental or Social Claim has been commenced, made or threatened in writing against it which, if adversely determined, would have, or would be reasonably likely to have, a Material Adverse Effect, and it is not subject to any judicial or administrative proceeding or order in respect of any Environmental Law or Social Law.

(e)	To the best of its knowledge and belief (having made reasonable enquiries), there has not been any leakage, spillage, release or emission of Environmental Contaminants at or from the Project area which contravenes any Environmental Law or any Environmental Permit and has, or would be reasonably likely to have, a Material Adverse Effect.

17.17	Taxation

(a)	Subject to the disclosures made in Schedule 8 (Disclosure Schedule) as at the date of this Agreement:

(i)	it is not (and none of its Subsidiaries) is materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of USD 100,000 (or its equivalent in any other currency) or more; and

(ii)	claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes,

except, in each case, in respect of any member of the Group which is not a member of the Group (Project) if the occurrence of such circumstance does not and is not reasonably expected to have a Material Adverse Effect.

(b)	It is resident for Tax purposes only in its Original Jurisdiction.

17.18	Anti-Corruption Laws

(a)	Each member of the Group has conducted its businesses in compliance with Anti-Corruption Laws and has instituted and maintains as at the date of this Agreement policies and procedures designed to promote and achieve compliance with such laws.

(b)	No member of the Group (nor to the best of its knowledge and belief (having made due and careful enquiry) any agent, director, employee or officer of any member of the Group) has made or received, or directed or authorised any other person to make or receive, any offer, payment or promise to pay, of any money, gift or other thing of value, directly or indirectly, to or for the use or benefit of any person, where this violates or would violate, or creates or would create liability for it or any other person under, any Anti-Corruption Laws.

(c)	Save as disclosed in writing to the Agent prior to the date of this Agreement or in accordance with paragraph (a) of Clause 18.5 (Anti-corruption information), no member of the Group (nor to the best of its knowledge and belief (having made due and careful enquiry) any agent, director, employee or officer of any member of the Group) is being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Corruption Laws.

17.19	Sanctions

(a)	Neither it nor any member of the Group nor, any director, officer, agent, employee or Affiliate of any member of the Group or any persons acting on its or their behalf in connection with this Agreement is a Sanctioned Person or acts directly or indirectly on behalf of a Sanctioned Person.

(b)	No member of the Group is incorporated, located, resident or carrying on a trade or business in a Sanctioned Territory, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory.

(c)	Each Obligor and each other member of the Group is in compliance with all applicable Sanctions and is not engaged in, and in the past five years has not engaged in, any activities that would reasonably be expected to result in an Obligor or any other member of the Group being designated as a Sanctioned Person.

17.20	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group (Project) other than as permitted by this Agreement.

(b)	No member of the Group (Project) has any Financial Indebtedness outstanding other than as permitted by this Agreement.

17.21	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

17.22	Good title to assets

It and each member of the Group (Project) has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to implement the Project and to carry on its business as presently conducted.

17.23	Legal and beneficial ownership

Each of the Obligors and the Borrower Holdco is the sole legal and beneficial owner of the respective assets over which it purports to grant Security free from any claims, third party rights or competing interests other than Security permitted under paragraph (c) of Clause 20.3 (Negative pledge).

17.24	Shares and Group

(a)	The shares of each Obligor which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights other than, in relation to Tembo Nickel Corporation, under the Framework Agreement and the Shareholders Agreement (Tembo Nickel).

(b)	The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (Project) (including any option or right of pre-emption or conversion) other than:

(i)	in respect of Tembo Nickel Corporation, the Framework Agreement and the Shareholders Agreement (Tembo Nickel); and

(ii)	in respect of the Parent, the Parent Convertible Debenture, the Warrants, the Existing Warrant Agreement, the Business Combination Agreement, and any employee incentive plan in effect from time to time implemented by the Parent.

(d)	The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(i)	each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment, a list of shareholders (except in respect of the Parent) and indicating whether a company is a dormant subsidiary (howsoever defined in its Original Jurisdiction) or is not a company with limited liability; and

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

(e)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

(f)	None of the Subsidiaries of the Parent trades or has traded (for itself or as agent for any person), owns, legally or beneficially, any assets (including, without limitation, any indebtedness owed to it by any Obligor), has incurred any liabilities or commitments (actual or contingent, present or future) to any Obligor or carries any business or activities, except, in each case, for:

(i)	in the case of LZ Services UK and LZ Services US, the employment of the management personnel of the Borrower;

(ii)	in the case of LZ Asia-Pacific, the employment of technical and managerial personnel of the Group and the operation of a laboratory in Perth, Australia;

(iii)	in the case of Lifezone Recycling US, LLC and Lifezone Holdings US, LLC (each, a Delaware limited liability company), which manage and intend to operate a recycling refinery project under an arrangement with Glencore Ltd (a 5.556% shareholder of Lifezone Recycling US, LLC as at the date of this Agreement); and

(iv)	in the case of Kelltech Limited (a limited liability company incorporated under the laws of Mauritius) and its Subsidiaries, the operation in South Africa of a plant producing platinum metal compounds from PGM concentrate using Kelltechnology.

(g)	Each member of the Group (other than any member of the Group (Project), any Services Company or any of the entities referred to in paragraphs (f)(iii) and (f)(iv) above), including each of the Legacy Companies, is a Dormant Subsidiary.

17.25	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

17.26	No immunity

In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, no member of the Group (Project) will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.27	Private and commercial acts

The execution of the Finance Documents constitutes, and the exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

17.28	Mining Rights

(a)	The Mining Rights are legal, valid and continuing, and together with all applicable Authorisations and the Framework Agreement confer all material rights required to enable the Operating Companies to develop the Mine and implement the Project in accordance with the Life of Mine Plan and the Feasibility Study.

(b)	The Operating Companies and the Borrower are the legal and beneficial holders of the Mining Rights, and no person other than the Tanzanian Government pursuant to the Mining Code, the Framework Agreement and the Shareholders Agreement (Tembo Nickel) and as a shareholder of Tembo Nickel Corporation has any legal or beneficial interest in any of the Mining Rights.

(c)	Each of the Operating Companies and the Borrower has in all material respects complied with its obligations in connection with the Mining Rights.

(d)	There are no royalties, metal streams, production taxes, net smelter return obligations, net profit payments or similar arrangements payable to any person in respect of the Project or any Project assets and properties, except for royalties payable pursuant to the Material Licence referred to in paragraph (a) of the definition of “Material Licence”.

17.29	Project Assets

(a)	Each Operating Company and the Borrower has acquired all assets which are necessary as at the date this representation and warranty is made or repeated (as the case may be) to develop the Mine and implement the Project in accordance with the Life of Mine Plan and the Feasibility Study.

(b)	Each Operating Company and the Borrower has good, valid and marketable title to, or valid leases and licenses of, and all appropriate Environmental Permits and other Authorisation to use, all assets necessary as at the date this warranty is made or repeated to carry on its business as it is presently being conducted and to develop the Mine and implement the Project in accordance with the Life of Mine Plan and the Feasibility Study.

(c)	Each Operating Company has:

(i)	access to the Project area; and

(ii)	all other land, real estate, property and other access rights necessary to implement the Project in accordance with the Life of Mine Plan and Good Mining Practice free from any Security or third party rights (including local communities rights), and any material restrictions and onerous covenants.

17.30	Project compliance

(a)	There is no existing event or circumstance which will or is reasonably likely to in any material respect prevent, hinder or delay the implementation of the Project as contemplated by the Life of Mine Plan and the Project is in compliance in all material respects with all Environmental Permits and other Authorisations.

(b)	There has been no material change in the implementation of the Project from that contemplated in Life of Mine Plan and the Feasibility Study, other than a change which has first been approved in advance by the Lenders.

17.31	Expenditure

No Capital Expenditure, operating expenditure or any other costs or expenses have been incurred, or committed to be incurred, by any member of the Group in relation to the Project or otherwise other than as expressly set out and included in the Sources and Uses of Funds.

17.32	Warrants

(a)	The Warrants to be issued have been duly authorized for issuance and upon issuance and delivery will be validly issued. The Warrants will not be issued in violation of any pre-emptive rights or contractual rights to purchase securities granted by the Parent.

(b)	The Warrant Shares, have been duly and validly authorized and reserved for issuance upon exercise of the Warrants in accordance with the terms thereof; and the Warrant Shares, will be validly issued as fully paid and non-assessable common shares in the share capital of the Parent.

(c)	The common shares of the Parent are registered pursuant to Section 12(b) of the Exchange Act and the Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of its common shares under the Exchange Act, nor has the Parent received any notification that the Securities and Exchange Commission is contemplating terminating such registration. The Parent is and will remain in compliance in all material respects with its reporting requirements pursuant to Section 13(a) under the Exchange Act. The financial statements of the Parent included in such reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing. The Parent is, and has no reason to believe that it will not continue to be, in compliance in all material respects with the listing and maintenance requirements of the NYSE.

(d)	No Obligor is registered or required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

17.33	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Initial Base Case Model;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

17.34	Pensions

(a)	The Borrower is not and has not at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).

(b)	The Borrower is not or has not at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

17.35	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	Information Undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	the audited consolidated financial statements of the Parent for that financial year;

(ii)	the audited consolidated financial statements of the Borrower for that financial year; and

(iii)	the audited consolidated financial statements of Tembo Nickel Corporation for that financial year and

(b)	as soon as the same become available, but in any event within 45 days after the end of each period ending on a Quarter Date during each of its financial years:

(i)	the consolidated financial statements of the Parent for the previous quarter period; and

(ii)	the financial statements of the Borrower for the previous quarter period.

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent with each set of financial statements delivered pursuant to paragraph (a)(ii) or (b)(ii) of Clause 18.1 (Financial statements) a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants).

(b)	Each Compliance Certificate shall be signed by two directors of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(ii) of Clause 18.1 (Financial statements), shall be reported on by the Borrower’s auditors in the form agreed by the Borrower’s auditors.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Parent and the Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 18.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Base Case Model and Life of Mine Plan

(a)	The Borrower shall supply to the Agent an updated Base Case Model, Sources and Uses of Funds and Life of Mine Plan:

(i)	on an annual basis, with the first such update to be supplied no later than 30 January 2026 and thereafter no later than the anniversary of such date; and

(ii)	if it is proposing to make any material amendments or changes to the Initial Base Case Model or, thereafter, the then current Base Case Model (including to any assumptions in the Base Case Model) or the Life of Mine Plan or amendments or changes to the Sources and Uses of Funds resulting in a variance (upwards or downwards) of more than 10% of the sources and uses of funds for the Project on a 12 Month rolling basis.

(b)	Each updated Base Case Model, Life of Mine Plan and Sources and Uses of Funds delivered by the Borrower to the Agent in accordance with paragraph (a) above or paragraph (d) below must be acceptable to the Lenders (acting reasonably) and the Borrower must not make any material amendments or changes, either individually or in aggregate, to the Base Case Model (including to any assumptions in the Base Case Model) or to the Life of Mine Plan or any amendments or changes to the Sources and Uses of Funds resulting a variance (upwards or downwards) of more than 10% of the sources and uses of funds for the Project on a 12 Month rolling basis without the approval of all of the Lenders (acting reasonably).

(c)	Without prejudice to paragraph (b) above, the Agent shall notify the Borrower within twenty (20) Business Days of receipt of any updated Base Case Model, Life of Mine Plan or Sources and Uses of Funds if the Lenders (acting reasonably) do not agree with such proposed amendments or changes, either individually or in aggregate, to the Base Case Model (including to any assumptions in the Base Case Model), the Life of Mine Plan or the Sources and Uses of Funds and agrees to consult in good faith with the Borrower in respect of any dispute between the Agent and the Borrower as to any such proposed amendments or changes for period not to exceed ten (10) Business Days commencing from the date of such notice by the Agent with a view to agreeing any proposed amendments or changes. Notwithstanding the foregoing, until the Agent confirms in writing to the Borrower that it has approved an updated Base Case Model, Life of Mine Plan or Sources and Uses of Funds which required the consent of the Lenders pursuant to paragraph (b) above, the previous Base Case Model, Life of Mine Plan or Sources and Uses of Funds delivered to the Agent under this Agreement and approved by the Lenders (acting reasonably) will be the Base Case Model, Life of Mine Plan or Sources and Uses of Funds for all purposes under this Agreement.

(d)	The Borrower shall deliver a copy of the then current Base Case Model, Life of Mine Plan and Sources and Uses of Funds with each Compliance Certificate delivered in accordance with Clause 18.2(a) (Compliance Certificate).

18.5	Monthly Project Report

The Borrower must supply to the Agent no later than the date falling 15 Business Days after the end of each Month (commencing in the Month on which the first Utilisation occurs), a monthly Project construction and operations report in respect of the relevant Month (in a form approved by the Agent on or before the date of this Agreement or at any time thereafter), such report to include management accounts for the Borrower and details of the application of Facility amounts during the period, compliance with the Environmental and Social Standards together with an update to any Environmental or Social Matters (if any) identified in any previous Monthly Project Report and an update to the Sources and Uses of Funds.

18.6	Environmental and social matters

(a)	The Borrower must supply to the Agent, promptly upon becoming aware of the relevant matter or, as the case may be, promptly upon receipt of the relevant notice, claim or communication:

(i)	details of any material non-compliance with any:

(A)	Environmental and Social Standard;

(B)	Environmental Permit; or

(C)	actions, steps, recommendations, guidance or any other form of requirements set out in any Monthly Project Report to address any the Environmental or Social Matters,

together in each case with details of the actions which the Borrower has taken, is taking or intends to take in order to rectify such non-compliance alongside timeframes for such rectification;

(ii)	details of any suspension, revocation, cancellation, annulment or amendment of any Environmental Permit;

(iii)	details of any major incidents, accidents or fatalities at the Project area and details of any event resulting in the release or discovery of any Environmental or Social Incident or material Environmental Contaminant on the Project area and details of measures taken to mitigate and remedy the effects or causes of such events;

(iv)	details of any material community or worker-related protest adversely affecting the Project which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to result in material adverse and negative national or international media attention, and as soon as practicable (and in any event within ten (10) Business Days) following any such notification the Borrower shall submit to the Agent a report satisfactory to the Lenders specifying the outcome of the Borrower’s investigation into such protest, and any steps taken, or proposed to be taken, by the Borrower to resolve the issues raised in the protest; and

(v)	details of any Environmental or Social Claim, and any notice or other communication received by it in respect of any alleged breach or liability under Environmental Law or Social Law, or any circumstances likely to result in any Environmental or Social Claim.

(b)	If requested by the Agent, the Borrower shall produce a Corrective Action Plan within fifteen (15) Business Days of request (or such longer time period in relation to any request which the Borrower and the Agent may agree), in response to any of the events or circumstances described in paragraph (a) above.

(c)	The Borrower shall promptly provide such other information on any measures or monitoring undertaken by the Borrower or on behalf of the Borrower in compliance with Environmental and Social Standards as the Agent may reasonably request.

18.7	Anti-corruption information

Unless such disclosure would constitute a breach of any applicable law or regulation, the Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly upon becoming aware of them, the details of any actual or potential violation by, or creation of liability for, any member of the Group or any agent, director, employee or officer of any member of the Group (or any counterparty of any such person in relation to any transaction contemplated by a Transaction Document) of or in relation to any Anti-Corruption Laws, or of any investigation or proceedings relating to the same;

(b)	copies of any correspondence delivered to, or received from, any regulatory authorities in relation to any matter referred to in paragraph (a) above at the same time as they are dispatched or promptly upon receipt (as the case may be); and

(c)	promptly upon request by any Finance Party (through the Agent), such further information relating to any matter referred to in paragraphs (a) and (b) above as that Finance Party may reasonably require.

18.8	Sanctions

(a)	Each Obligor must notify the Agent of any Sanctions Event promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, each Obligor must supply to the Agent a certificate signed by a director certifying that no Sanctions Event is continuing (or, if a Sanctions Event is continuing, specifying the Sanctions Event).

18.9	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by each Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly on the same being available to an Obligor:

(i)	all updates to any studies, tests, reports or similar activities being undertaken by or on behalf of any member of the Group in connection with the Feasibility Study;

(ii)	each Base Case Financial Model and Life of Mine Plan updated in accordance with this Agreement;

(iii)	details of any changes or proposed changes to the Sources and Uses of Funds;

(iv)	copies of any updated resource and reserve reports in respect of the Project; and

(v)	copies of all material agreements and other material documents or instruments entered into by any Obligor in connection with the Project and any material Authorisations issued to any Obligor, in each case after the date of this Agreement;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding USD 250,000 (or its equivalent in any other currency or currencies);

(e)	promptly upon becoming aware of them, the details of any Review Event, any claims in connection with any Material Licence or Material Project Document, approval, consent or any material increase in the actual or anticipated construction and operating costs for the Project;

(f)	promptly upon receipt of the same, copies of any material notices issued to an Obligor under any Material Licence or Material Project Document;

(g)	promptly upon becoming aware of them, the details of:

(i)	any damage to any Project asset which exceeds USD 250,000 or which might have a Material Adverse Effect;

(ii)	any proposed change in the structure of the Group;

(iii)	any new bank accounts; and

(iv)	any changes to the laws, regulations or conventions of Tanzania which might have a Material Adverse Effect;

(h)	promptly, such information as the Agent may reasonably require about the Secured Assets and compliance of the Obligors with the terms of any Transaction Security Documents; and

(i)	promptly, such further information regarding the financial condition, business and operations of any member of the Group (Project) or the Project as any Finance Party (through the Agent) may reasonably request.

18.10	Auditors

The Parent shall not and no other Obligor will change its auditors from those retained by it as at the date of this Agreement except with the consent of the Majority Lenders (which consent shall not be unreasonably withheld).

18.11	Year-end

The Parent shall procure that the end of each annual accounting period of each member of the Group falls on 31 December.

18.12	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.13	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	Financial Covenants

(a)	The Parent (on a consolidated basis) shall ensure that for so long as any amount is outstanding under the Finance Documents or any Commitment is in force the Current Ratio shall not be less than 1.1:1.

(b)	The Borrower shall ensure that from the date of the first Utilisation for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the balance of Cash held by the Borrower in it bank accounts which are subject to Transaction Security (in form and substance satisfactory to the Agent) shall not be less than USD 5,000,000. The Parties agree that following the initial Cash deposit made in accordance with Clause 5.2(a)(v), (i) the Borrower shall be permitted to transfer such Cash deposit (or any part thereof) to another bank account in another jurisdiction acceptable to the Agent (acting reasonably), and (ii) the Borrower will be deemed to have satisfied its obligation under this Clause 19(b) if it holds in its bank accounts: (A) no less than USD 4,000,000 (or its equivalent in USD, Sterling, Australian dollar, euro, Canadian dollar or any other freely tradable and transferable currency reasonably acceptable to the Agent); and (ii) no more than USD 1,000,000 (or its equivalent in Tanzanian shilling or South African rand), provided, in each case above, that such bank accounts are subject to Transaction Security in form and substance satisfactory to the Agent.

(c)	For the purposes of paragraphs (a) and (b) above:

(i)	“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Parent for or in respect of:

(A)	moneys borrowed and debit balances at banks or other financial institutions;

(B)	any acceptance under any acceptance credit facility or dematerialised equivalent;

(C)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (including the issue of the Parent Convertible Debenture);

(D)	any Finance Lease;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(G)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(H)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (G) above.

(ii)	“Cash” means, at any time, the aggregate (on a consolidated basis) of cash denominated in USD (or its equivalent in Sterling, Australian dollar, euro, Canadian dollar or any other freely tradable and transferable currency reasonably acceptable to the Agent) in hand or at bank and (in the latter case) credited to an account in the name of any member of the Group with an account bank acceptable to the Agent and to which such member of the Group is alone beneficially entitled and for so long as:

(A)	that cash is repayable on demand;

(B)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(C)	there is no Security over that cash except any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(D)	the cash is subject to the Security Agreement (Borrower Assets), freely and immediately available to be applied in repayment or prepayment of the Facility.

(iii)	“Current Ratio” means the ratio of (A) to (B) where:

(A)	is “Current Assets” and means the aggregate (on a consolidated basis) of all Cash, inventory, work in progress, trade and other receivables of the Parent including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(1)	the amount of any receivables which due more than 180 days from the date of computation;

(2)	receivables in relation to Tax;

(3)	Exceptional Items and other non-operating items; and

(4)	insurance claims;

(B)	is “Current Liabilities” and means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of the Parent expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(1)	any liabilities associated with short and long term Borrowings including principal and interest repayments and embedded derivatives (as determined in accordance with the Accounting Principles), including all amounts due in accordance with this Agreement;

(2)	liabilities for Tax;

(3)	Exceptional Items and other non-operating items; and

(4)	insurance claims.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items.

(d)	The financial covenants set out in paragraph (a) above shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(ii) and (b)(ii) of Clause 18.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Obligor shall (and the Parent shall ensure that each other member of the Group (Project) will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Agent) of:

(a)	any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document;

(iii)	develop the Mine and implement the Project in accordance with the Life of Mine Plan, the Feasibility Study and Good Mining Practice;

(iv)	own, lease, use, operate or license the Project assets; and

(v)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect; and

(b)	any Material Licence.

20.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each other member of the Group (Project) will) comply in all respects with all laws, including without limitation the Mining Code, to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

20.3	Negative pledge

In this Clause 20.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group (Project) will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group (Project) will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group (Project) for the purpose of:

(A)	hedging any risk to which any member of the Group (Project) is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group (Project) in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group (Project);

(vi)	any Security or Quasi-Security over any assets which are subject to a Finance Lease permitted pursuant to paragraph (b)(iv) of Clause 20.9 (Financial Indebtedness) arising as a consequence of any such Finance Lease; and

(vii)	any Security or Quasi-Security not otherwise included in paragraphs (i) to (v) above that has been approved in writing by the Agent (acting on the instructions of all of the Lenders).

20.4	Disposals

(a)	No Obligor (and the Parent shall ensure that no other member of the Group) shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity provided that such other sale, lease, transfer or other disposal is at all times contemplated in the Base Case Model and the Life of Mine Plan;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(iii)	made in the ordinary course of trading of the disposing entity in relation to the Project;

(iv)	of any asset by a member of the Group (Project) (the “Disposing Company”) to another member of the Group (Project) (the “Acquiring Company”), but if:

(A)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(B)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(C)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(v)	where the higher of the market value or consideration receivable does not exceed USD 5,000,000 (or its equivalent in another currency or currencies) in any financial year and provided that such other sale, lease, transfer or other disposal could not reasonably be expected to have a Material Adverse Effect;

(vi)	made by a member of the Group which is not a member of the Group (Project), provided that such disposal does not, and could not reasonably be expected to, have a Material Adverse Effect; and

(vii)	not otherwise included in paragraphs (i) to (vi) above that has been approved in writing by the Agent (acting on the instructions of all of the Lenders).

20.5	Arm’s length basis

No Obligor (and the Parent shall ensure that no other member of the Group (Project)) shall enter into any transaction with any person except on arm’s length terms and for full market value.

20.6	Loans or credit

(a)	No Obligor (and the Parent shall ensure that no other member of the Group (Project)) shall be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Intra Group Loan provided that such Intra Group Loan is subordinated on the terms of this Agreement or a Subordination Agreement, secured in favour of the Secured Parties pursuant to a Transaction Security Document and, in the case of any Intra Group Loan made to a Group member incorporated in Tanzania, registered with the Bank of Tanzania in accordance with the applicable laws and regulations.

(c)	The Borrower shall, in connection with each Utilisation under the Facility, the proceeds of which are to be on-lent to Tembo Nickel Corporation, amend the principal loan amount under the Borrower On-loan to the extent necessary to reflect the additional amount of the loan to be made by the Borrower thereunder, and provide the Agent with evidence of due registration of such amendment with the Bank of Tanzania in accordance with the applicable laws and regulations.

20.7	No guarantees or indemnities

(a)	No Obligor (and the Parent shall ensure that no other member of the Group (Project)) shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to:

(i)	a guarantee in favour of the Finance Parties which is included in any Finance Document; or

(ii)	any Intra Group Loan which is subordinated on the terms of this Agreement or a Subordination Agreement and secured in favour of the Secured Parties pursuant to a Transaction Security Document.

20.8	Dividends and share redemption

(a)	No Obligor (and the Parent shall ensure that no other member of the Group) shall:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	repay, or make any payments (including of principal, interest, fees or other amounts) in respect of, any Intra Group Loan or any other Financial Indebtedness owing to any member of the Group or discharge any of the same by way of set-off, counterclaim or otherwise;

(iv)	pay or allow any member of the Group to pay any management, administrative, advisory, consultancy or other fee to or to the order of the Parent or any of its Subsidiaries; or

(v)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

each of the above being for the purposes of this Clause 20.8, a “Distribution”.

(b)	Paragraph (a) above does not apply to:

(i)	any Distribution by any member of the Group to any Obligor in order to make payments due and payable under the Facility;

(ii)	any Distribution by any member of the Group (Project) to another member of the Group (Project);

(iii)	any Distribution by any member of the Group which is not a member of the Group (Project) to another member of the Group; or

(iv)	any other Distribution set out in the Sources and Uses of Funds, including the repayment of the Intra Group Loan between the Borrower Holdco and the Borrower from the proceeds of the first Utilisation as set out in Clause 3.1(c) (Purpose).

20.9	Financial Indebtedness

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group (Project) will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness:

(i)	incurred and outstanding under the Finance Documents;

(ii)	incurred and outstanding under any Intra Group Loan, provided that such Intra Group Loan is subordinated on the terms of this Agreement or a Subordination Agreement and secured in favour of the Secured Parties pursuant to a Transaction Security Document;

(iii)	incurred and outstanding under each Parent Convertible Debenture;

(iv)	incurred under Finance Leases of vehicles, plant, equipment or computers contemplated in the Sources and Uses of Funds; and

(v)	not otherwise included in paragraphs (i) to (v) above that has been approved in writing by the Agent (acting on the instructions of all of the Lenders).

20.10	Merger

(a)	No Obligor (and the Parent shall ensure that no other member of the Group (Project)) shall enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to:

(i)	any sale, lease, transfer or other disposal permitted pursuant to Clause 20.4 (Disposals); or

(ii)	any Permitted Reorganisation.

20.11	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Obligors or any other member of the Group from that carried on at the date of this Agreement.

20.12	Acquisitions and joint ventures

No Obligor (and the Parent shall ensure that no other member of the Group (Project)) shall:

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.

(c)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity (for the purposes of this Clause, a “Joint Venture”); or

(d)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

20.13	Environmental compliance

(a)	Each Obligor must (and the Parent shall ensure that each other member of the Group (Project) will) comply in all material respects with:

(i)	the terms of the Environmental and Social Standards; and

(ii)	each Environmental Permit necessary (at the relevant time) for the development of the Mine and the implementation of the Project as contemplated by the Life of Mine Plan and the Feasibility Study.

(b)	The Parent must (and shall procure that the Borrower and each Operating Company shall) address in full the Environmental or Social Matters identified in any Monthly Project Report.

(c)	Each Obligor must in all material respects implement the Project in accordance with all applicable Environmental and Social Standards.

(d)	Each Obligor must take all reasonable actions to prevent the Project area from being materially affected by Environmental Contaminants, other than Environmental Contaminants which arise in accordance with, and do not breach, Environmental Law or an Environmental Permit.

(e)	Each Obligor must in relation to Environmental or Social Incidents:

(i)	respond to any Environmental or Social Incident and other non-compliances with Environmental Laws and Social Laws as required by Environmental and Social Standards through a Corrective Action Plan (as applicable);

(ii)	respond to releases of Environmental Contaminants and other non-compliances with Environmental Laws and Social Laws as required by Environmental and Social Standards through a Corrective Action Plan (as applicable);

(iii)	respond to any protests or challenges to the Project or its construction, permitting or operation in accordance with Environmental and Social Standards; and

(iv)	provide complete access to the Agent of all details in relation to any Environmental or Social Incident.

20.14	Anti-Corruption Laws

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Corruption Laws.

(b)	Each Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	conduct its businesses in compliance with Anti-Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws; and

(iii)	take all reasonable and prudent steps to ensure that each of its agents, directors, employees and officers comply with such laws.

20.15	Sanctions

(a)	The Obligors shall not (and the Parent shall ensure that no other member of the Group will), directly or indirectly, use the proceeds of the Facility or allow these proceeds to be used in any Sanctioned Transaction.

(b)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) ensure that it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to any Finance Party in respect of any Facility.

(c)	The Obligors shall (and the Parent shall ensure that each other member of the Group will) implement and maintain appropriate safeguards designed to prevent any action that would be contrary to Clauses (a) or (b).

(d)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain in effect policies and procedures reasonably designed to ensure compliance by it with applicable Sanctions.

(e)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

(f)	Each Obligor must promptly notify the Agent of any breach or potential breach of this Clause 20.15 of which it becomes aware, and must co-operate with the Agent and provide the Agent with all information that is reasonably requested by the Agent for the purpose of assessing the Finance Parties’ potential liability under Sanctions arising in connection with any breach or potential breach of that kind.

20.16	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 18.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group (Project) may change its residence for Tax purposes.

(c)	The Borrower must:

(i)	supply to the Agent, promptly upon becoming aware of any developments or, as the case may be, promptly upon receipt of any notice, claim or communication, in relation to the matters disclosed in Schedule 8 (Disclosure Schedule)(such matters the “Outstanding Tax Matters”), details of such development and copies of any such notice, claim or communication;

(ii)	actively engage in good faith with the TRA and other relevant authorities and use its reasonable endeavours to resolve the Outstanding Tax Matters as soon as possible and if the tax liabilities under the Outstanding Tax Matters are not waived or otherwise resolved within 45 days of the date of the first Utilisation and/or fully satisfied within 60 days of the date of the first Utilisation, provide to the Agent (in form and substance acceptable to the Agent, acting reasonably) a proposal setting out how it intends to resolve the Outstanding Tax Matters and to fund the tax liabilities thereunder; and

(iii)	include and maintain adequate liabilities, including provisions, in line with generally accepted accounting principles in the Financial Statements with respect to the Outstanding Tax Matters and the costs required to settle them and disclose such reserves in its Financial Statements delivered to the Agent under Clause 18.1 (Financial Statements).

20.17	Insurance

(a)	Each Obligor shall maintain insurances and, if applicable, reinsurances, on and in relation to its business and assets relating to the Project and the Project against those risks to the extent as is usual for companies carrying on the same or substantially similar business and otherwise in accordance with Good Mining Practice.

(b)	All insurances referred to in paragraph (a) above must be with reputable independent insurance companies or underwriters and on terms acceptable to the Lenders.

(c)	The Borrower shall, within six (6) Months of the date of this Agreement: (i) provide to the Agent evidence, satisfactory to the Agent, that appropriate insurances have been put in place in compliance with the requirements set out in paragraphs (a) and (b) above, and (ii) deliver to the Agent copies of the relevant insurance policies, in form and substance satisfactory to the Agent.

20.18	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.19	Access

If a Default or Review Event is continuing or the Agent reasonably suspects a Default or Review Event is continuing or may occur, each Obligor shall, and the Borrower shall ensure that each Obligor will, permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Borrower to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with management of the Group.

20.20	Intellectual Property

Each Obligor shall (and the Parent shall procure that each other member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

20.21	Conduct of the Project

Each Obligor must ensure that the Mine is developed and the Project is implemented in all material respects in accordance with the Life of Mine Plan, the Feasibility Study, Good Mining Practice, the Material Documents, the Material Licences and all other Authorisations, Environmental Permits, laws and regulations applicable to the Project.

20.22	Expenditure and Material Project Documents

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group (Project) will) incur, or enter into an agreement to incur, any Capital Expenditure, operating expenditure or any other expenditure, investment, costs or expenses other than:

(i)	as expressly set out and included in the Sources and Uses of Funds; or

(ii)	expenditure not contemplated in the Sources and Uses of Funds or the Base Case Model but which, in the reasonable opinion of the Borrower, is required to be incurred, in accordance with Good Mining Practice, to avoid or mitigate the risk of injury from or material damage to the Project and provided that the Borrower provides to the Agent promptly (i) notice of the event or circumstance giving rise to such expenditure and (ii) details of the amount of such expenditure.

(b)	No Obligor will make any amendment, change, variation or supplement to the Sources and Uses of Funds resulting in a variance (upwards or downwards), individually or cumulatively, of more than 10% of the sources and uses of funds whether for the Project on a 12 Month rolling basis without the prior written consent of the Agent.

(c)	The Parent shall ensure that all bank accounts of each member of the Group (Project) are at all times subject to valid Security under the Transaction Security Documents and shall not open any bank accounts after the date of this Agreement without the prior written consent of the Agent.

(d)	Each Obligor must duly and punctually perform, comply with and observe its material obligations under each Material Project Document to which it is a party.

(e)	Each Obligor must take the action that a prudent, diligent and reasonable person would take to endeavour to cause each party to a Material Project Document to observe its obligations in connection with that Material Project Document, and if that party fails to perform those obligations in any material respect, must take the action that a prudent, diligent and reasonable person would take to enforce its rights arising from that failure, unless the Agent otherwise agrees in writing.

(f)	No Obligor may, without the prior consent of the Agent, permit or agree to:

(i)	the suspension, waiver, repudiation, revocation, annulment or cancellation of the whole of, or any material provision of, a Material Project Document;

(ii)	except as expressly required under the Finance Documents, the assignment or transfer of a Material Project Document;

(iii)	any other party to a Material Project Document assigning or transferring that party’s rights or obligations under that Material Project Document; or

(iv)	the termination of a Material Project Document for any reason.

(g)	No Obligor may permit or allow any material variation or amendment to any Material Project Document unless such variation, amendment, supplement or waiver is required by applicable law or the prior written consent of the Agent has been obtained.

(h)	No Obligor may settle or compromise, without the prior written consent of the Agent, any claim in connection with any Material Project Documents for damages, warranty or other breach where the value of the claim exceeds
USD 100,000.

20.23	Review Event

(a)	Upon the occurrence of a Review Event, the Borrower and the Agent shall discuss in good faith for a period of 30 days commencing on the earlier of (i) the date of the Review Event, and (ii) the date on which the Borrower gives notice to the Agent that a Review Event has occurred, such changes to the terms of the Facility and the Finance Documents and such changes to, or such additional, Transaction Security as are required by the Lenders as a consequence of the occurrence of that Review Event.

(b)	If no agreement is reached between the Borrower and the Lenders at the end of the 30-day period referred to in paragraph (a) above, then:

(i)	in the case of the Review Event referred to in paragraph (c)(i) and (c)(iii) to (c)(iv) below, an Event of Default will occur; and

(ii)	in the case of the Review Event referred to in paragraph (c)(ii) below, if the Lenders are satisfied (in their sole discretion) that the Borrower:

(A)	has engaged in the discussions referred to in paragraph (a) above;

(B)	has engaged with the Tanzanian Government in good faith to remedy such Review Event; and

(C)	can demonstrate that progress which is acceptable to the Agent has been made within that 30-day period,

(with (A), (B) and (C) for the purposes of this paragraph (b)(ii) being the “Extension Conditions”),

such 30-day period may be extended by an additional 30-day period on two consecutive occasions provided that the Extension Conditions are satisfied for each such period to be extended), and an Event of Default will occur if no final agreement is reached between the Borrower and the Lenders at the end of such extended period.

(c)	For the purposes of this Clause, a “Review Event” will occur immediately if:

(i)	in respect of the Parent:

(A)	its shares cease to be listed on the NYSE;

(B)	it shares are suspended from trading on the NYSE for 10 or more consecutive trading days; or

(C)	any person or group of persons acting in concert gains direct or indirect control of the Parent (a “Parent Change of Control”): or

(ii)	the Agent (acting reasonably) determines (and notifies the Borrower accordingly in writing) that any action or inaction by, or on behalf of, any agency of the Tanzanian Government that is not an Expropriation Event will, or is reasonably likely to, either:

(A)	materially restrict, limit, impede or otherwise adversely affect the implementation of the Project; or

(B)	delay the closing of any long term financing for the Project (including any Relevant Project Financing Transaction (as defined in Clause 7.2(d)) beyond the Repayment Date;

(iii)	at any time the Borrower Holdco and any Permitted Minority Investor (acting together) ceases directly or indirectly to:

(A)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, less than 100% of the maximum number of votes that might be cast at a general meeting of the Borrower;

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(3)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply;

(B)	hold beneficially and, at any time after the Borrower Holdco receives from His Majesty’s Revenue and Customs the duly stamped stock transfer form dated 18 July 2025 relating to the 74,000 ordinary shares of the Borrower transferred by BHP Billiton (UK) DDS Limited to the Borrower Holdco, legally 100% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(C)	hold beneficially 100% of the aggregate principal amount of any Intra Group Loans made to the Borrower; and

(iv)	any third party that is not a member of the Group (Project), has acquired, or has announced that it intends to acquire, an option to acquire a direct or indirect interest of more than 50.1% in, or otherwise to control either the Borrower or Tembo Nickel Corporation.

For the purposes of this Clause

(A)	“control” of the Parent means:

(1)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to (AA) cast, or control the casting of, more than 50.1% of the maximum number of votes that might be cast at a general meeting of the Parent; (BB) appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or (CC) give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; or

(2)	the holding beneficially of more than 50.1% TBC% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or the holding beneficially of more than 50.1% TBC% of the aggregate principal amount of the Intra Group Loans.

(B)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent or the Intra Group Loans by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

(C)	“Permitted Minority Investor” means any third party investor which:

(1)	individually holds beneficially less than 20% of the issued share capital of the Borrower (which shall include any options to acquire share capital of the Borrower);

(2)	when aggregated with the beneficial holdings of each other Permitted Minority Investor, holds beneficially less than 40% of the issued share capital of the Borrower (which shall include any options to acquire share capital of the Borrower);

(3)	is not a Sanctioned Person;

(4)	is included on the Permitted Minority Investor List; and

(5)	subject to paragraph (d) below, has granted a Security Interest in favour of the Agent pursuant to a security agreement (the “Security Agreement (Borrower Shares - Permitted Minority Investor”) over all of its shareholding and any shareholder loans in the Borrower on the same or substantially the same terms as the Security Interest created under the Security Agreement (Borrower Shares) and has delivered all documents to the Agent required under such Security Agreement (Borrower Shares - Permitted Minority Investor.

(D)	“Permitted Minority Investor List” means the list of potential third party investors agreed by the Borrower and the Agent and set out in Schedule 9 (Permitted Minority Investor List), as amended from time to time as agreed between the Borrower and the Agent.

(d)	A third party investor may be a “Permitted Minority Investor” if it has satisfied all of the conditions set out in paragraphs (1), (2), (3) and (4), but not the condition set out in (5) if, prior to any share capital of any sort (including any options) in the Borrower being held by such third party investor, the Borrower prepays in full the Loans, together with all accrued and unpaid interest and any other amounts owed to the Finance Parties in connection with the Finance Documents.

20.24	Warrants

(a)	The Parent will ensure that the Warrants and Warrant Shares are duly and validly authorised and issued. The Parent will ensure that, at all times prior to the expiry date of the Warrants (Signing Date), a sufficient number of Warrant Shares (Signing Date) are allotted and reserved for issuance upon the exercise of such Warrants and to the extent the Borrower has exercised its right under rights under Clause 6.1(b) (Repayment of Loans) to extend the Repayment Date, at all times prior to the expiry date of the Warrants (Extension Date), a sufficient number of Warrant Shares (Extension Date) are allotted and reserved for issuance upon the exercise such Warrants.

(b)	The Parent will use its commercially reasonable efforts to (i) cause the Warrant Shares (Signing Date) to be listed for trading on the NYSE as of the date of this Agreement; and (ii) cause the Warrant Shares (Extension Date) to be listed for trading on the NYSE no later than the issue date of the Warrants (Extension Date).

(c)	The Parent, to the extent it shall be required to do so in order for the Warrant Shares to be sold pursuant to Rule 144 promulgated under the Securities Act, will use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144, and (ii) make and keep public information available as those terms are understood and defined in Rule 144, all to the extent required from time to time to enable the Arranger to sell Warrant Shares without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

(d)	On or before the applicable Filing Deadline, the Company will file a registration statement with the SEC registering for resale the applicable Warrant Shares, and will use commercially reasonable efforts to have such registration statement(s) declared effective by the SEC no later than the applicable Effectiveness Deadline and to keep such registration statement(s) effective at all times until the earlier of (i) the Arranger owns no Warrants or Warrant Shares, and (ii) one year following the expiration of the exercise period of the applicable Warrants (the “Effectiveness Period”). The Arranger shall complete and furnish to the Parent a customary selling shareholder questionnaire on a date that is not less than five (5) Business Days prior to the filing date of the applicable registration statement contemplated by this Section 20.24(d). The Parent shall bear all expenses relating to the procedures set forth in this Section 20.24(d).

(e)	The Warrants shall provide for “cashless exercise” in the event that, at any time after the Effectiveness Deadline, a registration statement is not filed, effective and available for the resale of the applicable Warrant Shares upon exercise of the applicable Warrants. If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares will be tacked on to the holding period of the Warrants.

(f)	In addition, the Warrants shall provide the Arranger with the option, in the event that, at any time after the Effectiveness Deadline, (i) a registration statement is not filed, effective and available for the resale of the applicable Warrant Shares upon exercise of the applicable Warrants, and (ii) the applicable Warrant Shares may not be immediately resold upon a cashless exercise pursuant to Rule 144 under the Securities Act, to require a cash settlement payment from the Parent in an amount equal to the actual share price of the relevant Warrant Shares at closing on the Business Day immediately before it exercises its option minus the exercise price set out in relevant Warrants, multiplied by the number of Warrants being exercised by the Arranger.

20.25	GISTM

The Borrower shall (and the Parent shall procure that each Obligor shall) comply in all respects with the GISTM with respect to the Mine and the Mining Operations.

20.26	Parent Convertible Debentures

The Parent shall not, at any time prior to the Discharge Date, without the prior written consent of the Agent (acting on the instructions of all Lenders) exercise its early redemption rights with respect to any of its Financial Indebtedness under any Parent Convertible Debenture.

20.27	Share capital

No Obligor shall (and the Parent shall ensure that no other member of the Group (Project) will) issue any shares, enter into any agreement which provide for the issue or allotment of, or grant to any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (Project) (including any option or right of pre-emption or conversion), except for an issue of:

(a)	ordinary shares by the Parent to the investors, paid for in full in cash upon issue and which by their terms are not redeemable and where (i) such shares are of the same class and on the same terms as those initially issued by the Parent and (ii) such issue does not lead to a Parent Change of Control;

(b)	shares by a member of the Group (Project) which is a Subsidiary to its immediate Holding Company for non-cash consideration where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms;

(c)	share capital by the Borrower to a Permitted Minority Investor and which is subject to a Security Agreement (Borrower Shares - Permitted Minority Investor) (subject to Clause 20.23(d)); or

(d)	share capital by the Parent under and in accordance with the Parent Convertible Debenture, the Warrants, the Existing Warrant Agreement, the Business Combination Agreement and any employee incentive plan in effect from time to time implemented by the Parent.

20.28	Further assurance

(a)	Each Obligor shall (and the Parent shall procure that each other member of the Group (Project) will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Parent shall procure that each other member of the Group (Project) will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	Without prejudice to the generality of paragraphs (a) and (b) above, each Obligor shall (and the Parent shall ensure that each other member of the Group (Project) will):

(i)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(ii)	promptly provide the Security Agent with a copy of that notice.

(d)	Notwithstanding the provision of Clause 5.2(a)(vi)(A)(Completion of a Utilisation Request) which requires that the Borrower effects the Security under the Tanzanian Security Documents as a condition precedent to the second Utilisation, the Borrower shall use its reasonable endeavours to complete all the actions and do all things required under Clause 5.2(a)(vi)(A)(Completion of a Utilisation Request) as soon as reasonably practicable after the Financial Close Date.

(e)	Each of Tembo Nickel Mining and Tembo Nickel Refining shall ensure that, on or before the date of the second Utilisation, its Articles of Association are amended to provide that the Proportionate Interest (as defined therein) is (i) in respect of the Class A Shares (as defined therein), 99.98% and (ii) in respect of the Class B Shares (as defined therein), 0.02%, together with any necessary consequential changes, and shall promptly deliver to the Agent a copy of the amended Articles of Association evidencing the same.

21.	Events of Default

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.24 (Acceleration)).

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within two Business Days of its due date.

21.2	Financial Covenants and other obligations

(a)	Any requirement of Clause 19 (Financial Covenants) is not satisfied.

(b)	An Obligor does not comply with any provision of any Transaction Security Document.

(c)	An Obligor does not comply with, or there is a breach of, any undertaking in Clauses 3.1 (Purpose), 18 (Information Undertakings), 20.3 (Negative pledge), 20.4 (Disposals), 20.8 (Dividends and share redemption), 20.9 (Financial indebtedness), 20.11 (Change of business), 20.14 (Anti-Corruption Laws), 20.15 (Sanctions), Clause 20.27 (Share capital) or 20.24 (Warrants).

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of: (A) the Agent giving notice to the Borrower, and (B) the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the events or circumstances giving rise to or causing the misrepresentation or misstatement are capable of remedy and are remedied within 15 Business Days of the earlier of: (A) the Agent giving notice to the Borrower, and (B) the Borrower becoming aware of the failure to comply.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group (Project) is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group (Project)is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group (Project) is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group (Project) becomes entitled to declare any Financial Indebtedness of any member of the Group (Project) due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 500,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	A member of the Group or a Material Project Party:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group or a Material Project Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group or a Material Project Party.

(d)	No Event of Default will occur under this Clause 21.6 (Insolvency):

(i)	in respect of a Material Project Party if the Borrower has selected a replacement for that Material Project Party, and where applicable, the prepared relevant Material Project Document, in each case, acceptable to the Lenders, within 30 days of the occurrence of the event or circumstance giving rise to the Default and executed such Material Project Document with such replacement Project Party no later than 90 days of the occurrence of the event or circumstance giving rise to the Default; and

(ii)	in respect to a member of the Group which is not a member of the Group (Project) unless the occurrence of the event or circumstance giving rise to the Default under this Clause 21.6 (Insolvency) has or might reasonably be expected to have a Material Adverse Effect.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group or a Material Project Party (other than a solvent liquidation or reorganisation of any member of the Group which is not a member of the Group (Project));

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group or a Material Project Party;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not a member of the Group (Project)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or a Material Project Party or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group or a Material Project Party,

or any analogous procedure or step is taken in any jurisdiction.

(b)	This Clause 21.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 45 days of commencement.

(c)	No Event of Default will occur under this Clause 21.7 (Insolvency proceedings):

(i)	in respect of a Material Project Party if the Borrower has selected a replacement for that Material Project Party, and where applicable, the prepared relevant Material Project Document, in each case, acceptable to the Lenders, within 30 days of the occurrence of the event or circumstance giving rise to the Default and executed such Material Project Document with such replacement Project Party no later than 90 days of the occurrence of the event or circumstance giving rise to the Default; and

(ii)	in respect to a member of the Group which is not a member of the Group (Project) unless the occurrence of the event or circumstance giving rise to the Default under this Clause 21.7 (Insolvency proceedings) has or might reasonably be expected to have a Material Adverse Effect.

21.8	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group or a Material Project Party and is not discharged within 45 days.

(b)	No Event of Default will occur under this Clause 21.8 (Creditors’ process):

(i)	in respect of a Material Project Party if the Borrower has selected a replacement for that Material Project Party, and where applicable, the prepared relevant Material Project Document, in each case, acceptable to the Lenders, within 30 days of the occurrence of the event or circumstance giving rise to the Default and executed such Material Project Document with such replacement Project Party no later than 90 days of the occurrence of the event or circumstance giving rise to the Default; and

(ii)	in respect to a member of the Group which is not a member of the Group (Project) unless the occurrence of the event or circumstance giving rise to the Default under this Clause 21.8 (Creditors’ process) has or might reasonably be expected to have a Material Adverse Effect.

21.9	Failure to comply with court judgment or arbitral award

(a)	Any member of the Group fails to comply with or pay by the required time any sum due from it under any final judgment or any final order made or given by a court or arbitral tribunal or other arbitral body, in each case of competent jurisdiction.

(b)	No Event of Default under paragraph (a) above will occur:

(i)	if the aggregate liability under that judgment or order is less than USD 500,000 (or its equivalent in any other currency or currencies); and

(ii)	in respect to a member of the Group which is not a member of the Group (Project) unless the occurrence of the event or circumstance giving rise to the Default under this Clause 21.9 has or might reasonably be expected to have a Material Adverse Effect.

21.10	Review Event

Following the occurrence of a Review Event, no agreement is reached between the Borrower and the Lenders at the end of the relevant period referred to in Clause 20.23 (Review Event).

21.11	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor under any Transaction Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Transaction Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

21.12	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

21.13	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, provided that no Event of Default shall occur under this Clause 21.13 in respect to a member of the Group which is not a member of the Group (Project) unless the occurrence of the event or circumstance giving rise to the Default under this Clause 21.13 (Cessation of business) has or might reasonably be expected to have a Material Adverse Effect

21.14	Audit qualification

The auditors of the Group qualify the audited annual consolidated financial statements of the Parent.

21.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigation, proceeding or dispute is commenced or threatened, or any judgment or order of a court, arbitral body or agency is made:

(a)	in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents; or

(b)	otherwise against any member of the Group or its assets (or against the directors of any member of the Group),

which (in each case) is reasonably likely to be adversely determined and, if adversely determined, will have or is reasonably likely to have a Material Adverse Effect.

21.16	Expropriation, abandonment and suspension

(a)	An Expropriation Event occurs.

(b)	The whole or a substantial part of the Mine, the Mine’s assets, the Project, or the Project’s assets are lost, transferred or forfeited.

(c)	The whole or a substantial part of the Mine or the Mine’s assets is damaged in circumstances not covered by insurance in sufficient amounts to mitigate in full the effects such damage.

(d)	The Parent or the Borrower abandons:

(i)	the implementation of the Project; or

(ii)	the construction of all or a material part of the Mine.

(e)	The operation of all or a material part of the Mine or the Project is suspended for a period exceeding thirty (30) consecutive days (except for any stoppage or disruption or suspension which relates to repair and maintenance of the Mine or any part of it, or is imposed as a result of an accident, health and safety hazard or environmental condition at the Mine or the Project, provided that the latter continues for no longer that 45 consecutive days).

21.17	Convertibility/Transferability

Any foreign exchange law is amended, enacted or introduced or is reasonably likely to be amended, enacted or introduced in Tanzania that (in the opinion of the Majority Lenders):

(a)	has or is reasonably likely to have the effect of prohibiting, or restricting or delaying in any material respect any payment that any Obligor is required to make pursuant to the terms of any of the Transaction Documents; or

(b)	is materially prejudicial to the interests of the Finance Parties under or in connection with any of the Transaction Documents.

21.18	Material Licences and Material Project Documents

(a)	Any Material Licence or the Framework Agreement is terminated, cancelled, suspended or revoked (whether wholly or in part).

(b)	Any restrictions or adverse conditions are imposed on any Material Licence or the Framework Agreement.

(c)	Any Material Licence or the Framework Agreement is modified or varied in a way that is adverse in any material respect to the interests of the relevant member or members of the Group (Project) or is materially prejudicial to the interests of the Finance Parties under or in connection with any of the Transaction Documents.

(d)	Any Material Licence expires and is not renewed on substantially the same terms.

(e)	A party to a Material Project Document does not comply with any of its obligations under a Material Project Document, and such non-compliance (i) gives another party (other than an Obligor) a right to terminate that Material Project Document or (ii) otherwise has, or is reasonably likely to have, a Material Adverse Effect.

21.19	Environmental and social matters

(a)	An Environmental Contaminant is discovered or released on the Project area which has or is reasonably likely to have a Material Adverse Effect.

(b)	An Environmental or Social Claim is brought against any member of the Group which if adversely determined individually or in the aggregate can reasonably be expected to result in a material and adverse impact on the implementation or operation of the Project in accordance with the Environmental and Social Standards.

(c)	An Environmental or Social Incident occurs and the Lenders (acting reasonably) determine such Environmental or Social Incident as incapable of remedy.

(d)	An Environmental or Social Incident for which a Corrective Action Plan has been provided occurs and either:

(i)	the Lenders (acting reasonably) reject such Corrective Action Plan; or

(ii)	the actions set out in such Corrective Action Plan are not complied within the timeframes set out therein.

(e)	Any Finance Party becomes subject to any material liability or obligation under any Environmental Law applicable to the Project, other than as a result of any act or omission of that Finance Party.

(f)	Any Finance Party’s rights under any Finance Document are subordinated to the rights of any other party or are otherwise adversely affected by an Environmental Law applicable to the Project, other than as a result of any act or omission of that Finance Party.

21.20	Moratorium

(a)	A moratorium is called on payments by borrowers in relation to, or by third parties under guarantees of, or pursuant to enforcement of Security for, External Indebtedness (as defined in paragraph (b) below) by Tanzanian entities generally or a class thereof to which any Obligor belongs.

(b)	“External Indebtedness” means all indebtedness which:

(i)	is denominated or payable (or, at the option of the payee, creditor or holder thereof, may be payable) in any currency other than the lawful currency of Tanzania; and

(ii)	was not originally incurred or assumed under an agreement or instrument made with or issued to creditors substantially all of whom were residents of Tanzania or entities having their head office or principal place of business within the territory of Tanzania.

21.21	Political and economic risk

(a)	A deterioration occurs in the political or economic situation generally in Tanzania, or an act of war or hostilities, invasion, armed conflict or act of foreign enemy, revolution, insurrection, insurgency or threat thereof occurs in or involving Tanzania, unless (in any such case) this does not and will not reasonably be expected to have a Material Adverse Effect.

(b)	Any law is passed, enacted, promulgated, amended, enacted or introduced or is reasonably likely to be passed, enacted, promulgated, amended, enacted or introduced in Tanzania that (in the opinion of the Majority Lenders) has or is reasonably likely to have the effect of prohibiting, or restricting or delaying in any material respect the ability of any member of the Group (Project) to:

(i)	export nickel produced from the Mine and processed at the Refinery; and/or

(ii)	pay, transmit or otherwise transfer the proceeds of nickel sales to offshore bank accounts; provided for greater certainty that, no Event of Default will occur under this Clause 21.21 (Political and economic risk) if the Borrower is required under Tanzanian law to first pay, transmit or otherwise transfer the proceeds of nickel sales to an onshore bank account but is permitted to, and promptly upon receipt transfers such proceeds to offshore bank accounts.

21.22	Change of Control of Obligors

There is a change in any direct or indirect ownership interest of an Obligor (other than the Parent or the Borrower) after the date of this Agreement.

21.23	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

21.24	Warrants – cash settlement payment option

The Parent does not pay on the due date any amount payable pursuant to a Warrant in respect of the cash settlement payment option of the Arranger (as referred to in Clause 20.24(f) (Warrants)) at the place and in the currency in which it is expressed to be payable.

21.25	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel the Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

22.	Changes to the Lenders

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of any Lender;

(ii)	to a fund which is a Related Fund of that Existing Lender;

(iii)	to a securitisation or funding vehicle where the Existing Lender remains a lender of record;

(iv)	made at a time when an Event of Default is continuing; or

(v)	made at a time when a Sanctions Event is continuing, except in the case of a Sanctions Event which has occurred as a result of any Material Project Party becoming a Sanctioned Person or a party to a Sanctioned Transaction and provided that, the Borrower has selected a replacement for that Material Project Party, and where applicable, prepared the relevant Material Project Document, in each case, acceptable to the Lenders, within 30 days of the earlier of: (i) the Agent giving notice to the Borrower, and (ii) the Borrower becoming aware of the Material Project Party becoming a Sanctioned Person or a party to a Sanctioned Transaction, and the Borrower has executed such Material Project Document with such replacement Material Project Party no later than 90 days of the earlier of: (i) the Agent giving notice to the Borrower, and (ii) the Borrower becoming aware of the Material Project Party becoming a Sanctioned Person or a party to a Sanctioned Transaction.

(b)	Subject to paragraph (c) below, the consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	Unless such assignment or transfer is made when an Event of Default or a Sanctions Event is continuing, no assignment or transfer shall be made to any Industry Competitor or a Loan to Own/Distressed Investor unless the prior written consent of the Borrower (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given) is obtained:

(d)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 22.4 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

22.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.8 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.5	Procedure for assignment

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 22.8 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 22.5 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.4 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Conditions of assignment or transfer).

22.6	Copy of Transfer Certificate or Assignment Agreement to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.8	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.4 (Procedure for transfer) or any assignment pursuant to Clause 22.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.8 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.8 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

23.	Changes to the Obligors

23.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Agent.

SECTION 10

THE FINANCE PARTIES

24.	Role of the Agent and the Arranger

24.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(c)	The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Agent.

(d)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Instructions

(a)	The Agent shall:

(i)	subject to paragraph (e) below, or unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or if the relevant Finance Document stipulates the matter is a decision for any Lender or group of Lenders in accordance with instructions given to it by that Lender or group of Lenders).

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	Paragraph (a)(i) above shall not apply:

(i)	where a Finance Document requires the Agent to act in a specified manner or to take a specified action;

(ii)	in respect of any provision which protects the Agent’s own position in its personal capacity as opposed to its role of Agent for the Secured Parties; or

(iii)	in respect of the exercise of the Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 24.28 (Order of application); and

(B)	Clause 24.31 (Permitted deductions).

(f)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders and all other Secured Parties or, in respect of the Transaction Security, as it considers in its discretion to be appropriate.

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 22.6 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

24.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender or other Secured Party for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.8	Responsibility for documentation

None of the Arranger, the Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Transaction Document; or

(c)	whether any other event specified in any Transaction Document has occurred.

24.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, any Receiver or Delegate), none of the Agent, any Receiver nor any Delegate will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct;

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action; or

(iv)	any shortfall which arises on the enforcement or realisation of the Transaction Security.

(b)	No Party (other than the Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Agent, a Receiver or a Delegate may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or other Secured Party or for any Affiliate of any Lender or other Secured Party,

on behalf of any Lender or other Secured Party and each Lender and other Secured Party confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, any Receiver or Delegate, any liability of the Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

24.11	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in the proportion that its Commitments bear to the Total Commitments for the time being (or, if the Total Commitments are zero, immediately prior to their being reduced to zero)), indemnify the Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.10 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

24.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 24 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within five Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor and the transfer of all the Transaction Security to that successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent must resign in accordance with paragraph (b) above (and, to the extent applicable, must use reasonable endeavours to appoint a successor Agent under paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 11.7 (FATCA Information) and a Finance Party reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent under Clause 11.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Finance Party reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Finance Party, by notice to the Agent, requires it to resign.

24.13	Confidentiality

(a)	In acting as agent for the Finance Parties and trustee for the Secured Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.14	Relationship with the Lenders

(a)	Subject to Clause 22.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may, by notice to the Agent, appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(ii) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.15	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Lender and other Secured Party confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

(c)	whether that Lender or other Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the Transaction Security, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Secured Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Secured Assets.

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17	Reliance and engagement letters

The Agent may obtain and rely on any certificate or report from any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

24.18	No responsibility to perfect Transaction Security

The Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Secured Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Transaction Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Transaction Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Secured Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

24.19	Insurance by Agent

(a)	The Agent shall not be obliged:

(i)	to insure any of the Secured Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document.

and the Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Agent fails to do so within fourteen days after receipt of that request.

24.20	Custodians and nominees

The Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

24.21	Delegation by the Agent

(a)	Each of the Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

24.22	Additional Agents

(a)	The Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties; or

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Agent shall give prior notice to the Borrower and the Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Agent.

24.23	Acceptance of title

The Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Secured Assets and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

24.24	Releases

Upon a disposal of any of the Secured Assets pursuant to the enforcement of the Transaction Security by a Receiver or the Agent, the Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

24.25	Winding up of trust

If the Agent, with the approval of the Lenders, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Agent under each of the Transaction Security Documents; and

(ii)	any Agent which has resigned pursuant to Clause 24.12 (Resignation of the Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

24.26	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Agent by law or regulation or otherwise.

24.27	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

24.28	Order of application

All amounts from time to time received or recovered by the Agent pursuant to the terms of any Finance Documents or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Agent on trust to apply them at any time as the Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Agent (in its capacity as such), any Receiver or any Delegate;

(b)	in payment or distribution to the other Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 27.5 (Partial payments);

(c)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Agent is obliged to pay or distribute in priority to any Obligor; and

(d)	the balance, if any, in payment or distribution to the relevant Obligor.

24.29	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 24.28 (Order of application) the Agent may, at its discretion, hold all or part of those proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Agent with any financial institution (including itself) and for so long as the Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Agent’s discretion in accordance with the provisions of Clause 24.28 (Order of application).

24.30	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Agent may convert any moneys received or recovered by the Agent from one currency to another, at the spot rate at which the Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

24.31	Permitted deductions

The Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Secured Assets, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

24.32	Good discharge

(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Agent may be made to the Lenders and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Agent.

(b)	The Agent is under no obligation to make payment to the Lenders in the same currency as that in which any Unpaid Sum is denominated.

24.33	Amounts received by Obligors

If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Agent, that Obligor will hold the amount received or recovered on trust for the Agent and promptly pay that amount to the Agent for application in accordance with the terms of this Agreement.

24.34	Representation of the Arranger in connection with the Warrants

(a)	The Arranger is, as of the date of the date of this Agreement, and will be, as of date of the issue of the Warrants (Extension Date), an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b)	The Arranger acknowledges and agrees that at no time was it presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale, exchange, and/or purchase of the Warrants.

25.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	Sharing among the Finance Parties

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment mechanics) or Clause 24.28 (Order of application) to and including Clause 24.33 (Amounts received by Obligors) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

26.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

27.	Payment Mechanics

27.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

27.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency

27.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant banking market and otherwise to reflect the change in currency.

27.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	Notices

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

29.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower or any other Obligor, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of address and electronic mail address

Promptly upon changing its address or electronic mail address, the Agent shall notify the other Parties.

29.5	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 29.5.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	Calculations and Certificates

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

31.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	Amendments and Waivers

33.1	Required consents

(a)	Subject to Clause 33.2 (All Lender matters) and Clause 33.3 (Other exceptions), any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

(c)	Paragraph (c) of Clause 22.8 (Pro rata interest settlement) shall apply to this Clause 33.

33.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Interest Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrower or the Guarantors;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 5.1 (Delivery of the Utilisation Request), Clause 7.1 (Illegality), Clause 7.9 (Application of prepayments), Clause 22 (Changes to the Lenders), Clause 23 (Changes to the Obligors), Clause 26 (Sharing among the Finance Parties), this Clause 33, the governing law of any Finance Document or Clause 38.1 (Jurisdiction of English courts);

(i)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 16 (Guarantee and indemnity);

(ii)	the Secured Assets; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(j)	the release of any guarantee and indemnity granted under Clause 16 (Guarantee and indemnity) or of any Transaction Security,

shall not be made without the prior consent of all the Lenders.

33.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger, as the case may be.

34.	Confidential Information

34.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 24.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.7 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

34.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 37 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Repayment Date for the Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

34.4	Entire agreement

This Clause 34.4 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.7	Continuing obligations

The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35.	Bail-In

35.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

35.2	Bail-in definitions

In this Clause 35:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	Enforcement

38.1	Jurisdiction of English courts

(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than the Borrower):

(i)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Borrower by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been executed as a deed on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part I
The Obligors

Name of Borrower	Registration number (or equivalent, if any)
Original Jurisdiction
KABANGA NICKEL LIMITED	11815983 (England and Wales)

Name of Guarantor	Registration number (or equivalent, if any)
Original Jurisdiction
LIFEZONE METALS LIMITED	020550V (Isle of Man)

TEMBO NICKEL CORPORATION LIMITED	149494871 (Tanzania)

TEMBO NICKEL MINING COMPANY LIMITED	149495398 (Tanzania)

TEMBO NICKEL REFINING COMPANY LIMITED	149495460 (Tanzania)

LZ SERVICES LIMITED	14310284 (England and Wales)

Part II

The Original Lenders

Name of Original Lender	Commitment
Taurus Mining Finance Fund No. 2, L.P.	USD 60,000,000

SIGNATURES

THE BORROWER

EXECUTED as a DEED by	)
KABANGA NICKEL LIMITED	)
acting by:	)
[***]

Address:	Name: [***]
Status: Director

Email:	[***]
Attention of:	Name: [***]
Status: Director

THE PARENT

EXECUTED as a DEED by	)
LIFEZONE METALS LIMITED	)
acting by:	)
[***]

Address:	Name: [***]
Status: Director

Email:	[***]
Attention of:	[***]

THE GUARANTORS

EXECUTED as a DEED by	)	COMPANY SEAL
TEMBO NICKEL CORPORATION LIMITED	)
acting by:	)
[***]

Address:	Name: [***]
Status: Director

Email:	[***]
Attention of:	Name: [***]
Status: Director/Secretary

BEFORE ME

Name:	[***]
Signature:	[***]
Address:	[***]
Designation:	COMMISSIONER FOR OATHS

EXECUTED as a DEED by	)	COMPANY SEAL
TEMBO NICKEL MINING COMPANY LIMITED	)
acting by:	)
[***]

Address:	Name: [***]
Status: Director

Email:	[***]
Attention of:	Name: [***]
Status: Director/Secretary

BEFORE ME

Name:	[***]
Signature:	[***]
Address:	[***]
Designation:	COMMISSIONER FOR OATHS

EXECUTED as a DEED by	)	COMPANY SEAL
TEMBO NICKEL REFINING COMPANY LIMITED	)
acting by:	)
[***]

Address:	Name: [***]
Status: Director

Email:	[***]
Attention of:	Name: [***]
Status: Director/Secretary

BEFORE ME

Name:	[***]
Signature:	[***]
Address:	[***]
Designation:	COMMISSIONER FOR OATHS

EXECUTED as a DEED by	)
LZ SERVICES LIMITED	)
acting by:	)

[***]

Address:	Name: [***]
Status: Director

Email:	[***]
Attention of:	Name: [***]
Status: Director

THE ARRANGER

EXECUTED as a DEED by

TAURUS MINING FINANCE FUND
NO. 2, L.P. acting through its general	)
partner TAURUS MINING FINANCE	)	[***]
FUND NO.2, GP LLC	)
	)	Name: [***]
	)	Status: Authorised Signatory

Address:	Corporations Trust Center,
1209 Orange St, Wilmington,
DE, 19801, USA

Email: [***]

Attention: Brad Cowdroy, Mark Cook,

Tim Woolaver and Megan Lui

THE AGENT

EXECUTED as a DEED by

TAURUS MINING FINANCE FUND NO.
2, L.P. acting through its general	)
partner TAURUS MINING FINANCE FUND NO.2,	)	[***]
GP LLC	)
	)	Name: [***]
	)	Status: Authorised Signatory

Address:	Corporations Trust Center,
1209 Orange St, Wilmington,
DE, 19801, USA

Email: [***]

Attention: [***]

THE ORIGINAL LENDERS

EXECUTED as a DEED by

TAURUS MINING FINANCE FUND NO.
2, L.P. acting through its general	)
partner TAURUS MINING FINANCE FUND NO.2,	)	[***]
GP LLC	)
	)	Name: [***]
	)	Status: Authorised Signatory

Address:	Corporations Trust Center,
1209 Orange St, Wilmington,
DE, 19801, USA

Email: [***]

Attention: [***]

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